UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS

AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Mark One)

☒  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2017

OR

☐  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________________ to __________________

Commission file number           033-63026

A.       Full title of the plan and the address of the plan, if different from that of the issuer named below:

Morgan Stanley 401(k) Plan

c/o Morgan Stanley Benefits Department

1585 Broadway

New York, NY 10036

B.       Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

MORGAN STANLEY

1585 Broadway

New York, NY 10036

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Morgan Stanley 401(k) Plan
(Name of Plan)

Date:	June 20, 2018	By:	/s/ Joanne Ceriello
(Signature)
		Name:	Joanne Ceriello
		Title:	Morgan Stanley Director of Global
Benefits and Employee Relations

Morgan Stanley
401(k) Plan

Employer ID Number: 20-8764829

Plan Number: 003

Financial Statements at December 31, 2017 and
2016, and for the Year Ended December 31, 2017,
Supplemental Schedule at December 31, 2017, and Report of Independent Registered Public Accounting Firm

MORGAN STANLEY 401(k) PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits at December 31, 2017 and 2016	2

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2017	3

Notes to Financial Statements at December 31, 2017 and 2016, and for the Year Ended December 31, 2017	4–16

SUPPLEMENTAL SCHEDULE:

Form 5500, Schedule H, Line 4i — Schedule of Assets (Held at End of Year) at December 31, 2017	18–59

NOTE:	All other schedules required by section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, have been omitted because they are not applicable

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Administrator of the

Morgan Stanley 401(k) Plan

New York, New York

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Morgan Stanley 401(k) Plan (the “Plan”) as of December 31, 2017 and 2016, the related statement of changes in net assets available for benefits for the year ended December 31, 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2017 and 2016, and the changes in net assets available for benefits for the year ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2017 has been subjected to audit procedures performed in conjunction with the audit of the Morgan Stanley 401(k) Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information presented in the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Crowe Horwath LLP Crowe Horwath LLP

We have served as the Plan's auditor since 2014.

New York, New York

June 20, 2018

MORGAN STANLEY 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AT DECEMBER 31, 2017 AND 2016

	2017	2016
ASSETS:
Participant-directed investments at fair value	$10,769,993,628	$8,826,122,017

Receivables:
Employer contributions	257,923,586	249,897,320
Notes receivable from participants	101,010,373	97,737,084
Receivables for securities sold and other	202,421,911	180,816,521
Total Receivables	561,355,870	528,450,925

Total Assets	11,331,349,498	9,354,572,942

LIABILITIES:
Participant-directed derivative investments	3,924,825	5,422,153
Payables for securities purchased and other	309,631,007	265,727,265

Total Liabilities	313,555,832	271,149,418

NET ASSETS AVAILABLE FOR BENEFITS	$11,017,793,666	$9,083,423,524

See notes to the financial statements.

MORGAN STANLEY 401(k) PLAN

STATEMENT CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

AT DECEMBER 31, 2017

ADDITIONS:
Net investment income:
Net appreciation in fair value of investments	$1,695,507,202
Dividends and interest	103,480,807
Net investment income	1,798,988,009

Contributions:
Employer contributions	257,923,586
Participant contributions	444,813,904
Rollover contributions	66,747,377
Total contributions	769,484,867

Interest income on notes receivable from participants	4,278,902

Total additions	2,572,751,778

DEDUCTIONS:
Benefits paid to participants	627,018,238
Administrative fees	11,363,398

Total deductions	638,381,636

NET INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS	1,934,370,142

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	9,083,423,524

End of year	$11,017,793,666

See notes to the financial statements.

Morgan stanley 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

AT DECEMBER 31, 2017 AND 2016, AND FOR THE YEAR ENDED DECEMBER 31, 2017

1.	DESCRIPTION OF THE PLAN

The following summary of the Morgan Stanley 401(k) Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information. Terms used in this description have the same meaning as in the Plan document.

General — The Plan is a profit-sharing plan that includes a “qualified cash or deferred arrangement” as described in Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan’s interest in the Morgan Stanley Stock Fund is designated as an employee stock ownership plan within the meaning of Code section 4975(e)(7) to the extent provided in the Plan.

Morgan Stanley Services Group Inc. (“MSSG”) is a corporation wholly owned by Morgan Stanley Services Holdings LLC, a limited liability company whose sole member is Morgan Stanley Domestic Holdings, Inc. (the “Plan Sponsor”) - a corporation wholly owned by Morgan Stanley Capital Management, LLC, a limited liability company whose sole member is Morgan Stanley (the “Company”). The Company’s Chief Human Resources Officer or his or her delegate (the “Plan Administrator”) has the authority to control and manage the operation and administration of the Plan, make rules and regulations and take actions to administer the Plan. The Plan Administrator has delegated certain operational and administrative responsibilities to certain employees in the Company’s Human Resources department.

All of the Plan’s investments are held in a trust account (“trust account”) at The Northern Trust Company, N.A. (the “Trustee”).

Eligibility — U.S. benefits-eligible employees, generally defined as full-time and part-time (regularly scheduled to work at least 50% of the Company’s standard work week) employees of participating companies are eligible to participate in the Plan upon hire. Part-time employees regularly scheduled to work less than 50% of the Company’s standard work week are eligible to participate after completing one year of service and attaining age 21.

Eligible participants who terminate employment and are later rehired by a participating company may participate in the Plan immediately upon rehire. Individuals who are (a) classified by a participating company as non-U.S. benefits-eligible workers, interns, summer associates, contingent workers, leased workers, independent contractors or consultants, regardless of whether or not such classification is subsequently upheld for any purpose by a court or federal, state or local administrative authority; (b) covered by a collective bargaining agreement with respect to which a participating company is a party, unless such agreement provides for participation in the Plan; (c) first hired or transferred to a participating company while in an hourly status on or after July 1, 2004; or (d) Puerto Rico residents, are not eligible to participate in the Plan.

Employee Contributions — Eligible participants may elect to contribute before-tax or Roth after-tax contributions of 1% to 30% of eligible pay subject to Code limits ($18,000 for 2017). Those participants who have attained at least age 50 by the end of the year may elect an additional before-tax or Roth after-tax “Catch-Up Contribution” of 1% to 30% of eligible pay, subject to Code limits ($6,000 for 2017).

Certain eligible participants may also elect to contribute non-Roth after-tax contributions of 1% to 30% of eligible earnings. Participants eligible to make non-Roth after-tax contributions include eligible employees considered to be non-highly compensated employees (for 2017, employees who earned less than $283,171 during 2016). Participants may also contribute amounts representing eligible rollover distributions from other qualified retirement plans, excluding other qualified plans sponsored by the Company and its affiliates. All contributions are subject to certain Code limitations.

Company Contributions — In addition to the eligibility requirements for each type of Company Contribution described below, to be eligible for Company Contributions for any given Plan Year, a participant must be actively at work or on an authorized leave of absence on December 31 or, during the year, have terminated employment because of retirement or Release, become totally and permanently disabled or died. Company Contributions are generally credited to participant accounts during the first quarter of the year following the calendar year for which the contribution amounts are determined.

Company Match: The Plan-provided Company Match for 2017 was one dollar for each dollar of before-tax or Roth after-tax contributions that eligible participants contributed to the Plan, up to a maximum of 4% of eligible pay, up to the Code limit of $270,000. The maximum Company Match for 2017 was limited to $10,800. The Company Match is made at the discretion of the Plan Sponsor.

The 2017 Company Match contributions were invested according to each participant’s investment elections on file or in a default fund or funds, as selected by the Plan Administrator. The 2017 Company Match was $218,502,369, of which $6,052,392 was covered by forfeitures held by the trust account. The contribution was recorded as Employer contributions receivable at December 31, 2017 and paid in cash by the Company to the Plan in January 2018. The 2016 Company Match was $207,954,718 of which $5,364,834 was covered by forfeitures held by the trust account. The contribution was recorded as Employer contributions receivable at December 31, 2016 and paid in cash by the Company to the Plan in January 2017.

Fixed Contribution: Eligible employees with annualized base pay and eligible annual pay of $100,000 or less and who are not employed as Financial Advisors, Producing Assistant Branch Managers, Producing Branch Managers, or Producing Sales Managers (or equivalent title), Advisory Directors or Senior Advisors (or equivalent title) at December 31 and who are not Saxon employees of Morgan Stanley’s U.S. Residential Mortgage Business receive a Fixed Contribution of 2% of eligible pay regardless of whether they contribute to the Plan or receive a Company Match. The 2017 Fixed Contribution of $17,656,210 was recorded as Employer contributions receivable at December 31, 2017 and paid in cash by the Company in January 2018. The 2016 Fixed Contribution of $18,236,393 was recorded as Employer contributions receivable at December 31, 2016 and paid in cash by the Company in January 2017.

Citi Pension Transition Contributions: To be eligible for Citi Pension Transition Contributions, employees who transferred from Citigroup to the Company or its affiliates in connection with the formation of the Company’s Wealth Management business segment must have been notified by Citigroup that their prior plan benefit opportunity qualified them for transition contributions under the Citigroup 401(k) Plan and they must have been at least age 45 with five or more years of service, including prior Citigroup service, at December 31, 2010. Citi Pension Transition Contributions may be available for up to 10 Plan Years, beginning with the 2011 Plan year, as determined by the Plan Sponsor, in its discretion.

The Citi Pension Transition Contributions are based on the one-time calculation Citigroup performed to determine the percentage of annual eligible pay for the annual transition contributions under the Citigroup 401(k) Plan. The 2017 Citi Pension Transition Contribution of $2,216,371 was recorded as

Employer contributions receivable at December 31, 2017 and paid in cash by the Company in January 2018. The 2016 Citi Pension Transition Contribution of $2,312,372 was recorded as Employer contributions receivable at December 31, 2016 and paid in cash by the Company in January 2017.

Morgan Stanley Transition Contribution: Eligible employees are those who earned a Morgan Stanley pension benefit or received a 401(k) Plan Retirement Contribution during 2010 and at December 31, 2010 were employed by a participating company and at least age 45 with five or more years of service. Eligible employees receive a Morgan Stanley Transition Contribution regardless of whether or not they contribute to the Plan. Morgan Stanley Transition Contributions may be available under the Plan for up to 10 Plan Years as determined by the Plan Sponsor in its discretion, beginning with the 2011 Plan Year.

The Morgan Stanley Transition Contribution is based on a formula generally intended to provide 80% of (1) minus (2):

1.  Under the Plan provisions in effect in 2010:

The estimated value of the benefit the employee would have earned under the Morgan Stanley Employees Retirement Plan (or what the employee would have received as a Retirement Contribution in the Plan), plus

The Company Match the employee would have received had the employee contributed 6% of eligible pay to the Plan (regardless of how much the employee actually contributed).

2.  Under the Plan provisions in effect during the applicable Plan year:

The maximum Company Match available under the Plan (regardless of how much the employee actually contributed), plus

The employee’s Fixed Contribution for the Plan year, if applicable.

The 2017 Morgan Stanley Transition Contribution of $25,601,028 was recorded as Employer contributions receivable at December 31, 2017 and paid in cash by the Company in January 2018. The 2016 Morgan Stanley Transition Contribution of $26,758,671 was recorded as Employer contributions receivable at December 31, 2016 and paid in cash by the Company in January 2017.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions, allocations of Company Contributions and Plan earnings, and charged with an allocation of Plan losses and administrative expenses not otherwise paid by the Plan Sponsor, and reduced by the amount of any benefit payments to such participant. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Investments — Participants direct the investment of their contributions into various investment options offered by the Plan, which are subject to change from time to time. At December 31, 2017, the Plan offered eight mutual funds, 16 commingled or collective trust funds, one employer stock fund, and 12 separately managed accounts.

The Plan is intended to meet the requirements of Section 404(c) of ERISA, with the result that participants, and no other fiduciaries, are responsible for the investment of their Plan accounts.

Employer Stock Provisions — The Morgan Stanley Stock Fund is invested primarily in “employer securities” (as defined in the Code), is designated an employee stock ownership plan to the extent provided in the Plan, and is subject to additional plan provisions, including the ability of eligible participants to elect to receive current cash dividend distributions relating to the Morgan Stanley Stock Fund.

Voting and Tender Rights — Each participant may direct a vote on shares of Company common stock in the Morgan Stanley Stock Fund that are allocated to his or her Plan account. Each participant is to be notified prior to the time that voting rights are to be exercised. Unvoted shares, including shares held in the Plan’s forfeiture account, are to be voted in the same proportion as the total actual votes cast by participants with respect to shares held in the Morgan Stanley Stock Fund for or against the matter under consideration. Similar rules apply to tender or other similar rights appurtenant to Company common stock held in the Morgan Stanley Stock Fund, except that shares for which no tender direction is given by the participant will not be tendered. If there is a tender for less than all shares or if there are more tender directions than can be satisfied, participant shares are to be tendered on a pro rata basis.

Vesting — Participants are vested immediately in their Employee Contributions plus earnings thereon. Generally, participants are vested in any Company Contributions upon the earlier of: (i) completion of three years of service, or (ii) termination of employment due to death, retirement, Release or Total and Permanent Disability, each as defined by the Plan. There is no partial vesting. A participant is always fully vested in dividends paid with respect to the Morgan Stanley Stock Fund.

Other — Certain reservists and persons who provide military service are entitled to additional rights under the Plan. Additional rules apply in the event that the Plan becomes top-heavy as described in the Code.

Forfeitures  — Forfeitures are used to reduce the year-end Company Contributions and pay certain Plan expenses.

Notes Receivable from Participants — Generally, a participant may borrow up to the lesser of $50,000 or 50% of his/her vested Plan account. The loan is secured by the balance in the participant’s account and bears interest at a rate determined by the Plan Administrator. Fixed, Retirement and Transition Contributions, each as defined by the Plan, are not eligible for loans. Each loan processed incurs a $75 administrative fee. Generally, principal and interest are paid ratably through payroll deductions back to the individual participant’s account; participants may fully or partially pre-pay their loans without penalty. A participant may only have one outstanding loan at a time. Loans become due on termination of employment, except in the case of Release, in which case a participant may continue repayments for up to 12 months.

Domestic Relations Orders — Generally, participants who submit a domestic relations order for qualification incur a $750 qualification fee which is paid from the participant’s and alternate payee’s accounts.

Payment of Benefits — Participants may elect to receive all or a portion of their vested account balance following termination of employment.

Participants may withdraw any vested amount allocated to their accounts while in service after attaining age 59-1/2. In the event of a hardship (as defined in the Plan), participants regardless of age may withdraw their vested Employee and Company Contributions to the extent permitted by the Plan. Voluntary Employee Contributions made before 1984 and after-tax Employee Contributions made after 1983 also may be withdrawn in service without regard to the participant’s age, subject to Plan terms.

Payments are made in cash and/or in-kind in shares of Morgan Stanley stock at the direction of the participant. Non-hardship withdrawals are limited to eight per year.

A participant may elect to receive his or her vested interest in the Morgan Stanley Stock Fund in-kind. Shares are recorded electronically in book entry form on the records of the Company’s transfer agent, Broadridge Corporate Issuer Solutions, Inc. The Company’s transfer agent prior to September 8, 2017 was Computershare.

Plan Termination — Although it has not expressed any intent to do so, the Plan Sponsor (or its delegate, MSSG) has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In such event, participants become fully vested in any Company Contributions to the extent required by the Code.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The Plan’s financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates — The preparation of financial statements requires Plan management to make estimates and assumptions regarding the valuation of certain financial instruments that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from the estimates and assumptions used.

Administrative Expenses — Administrative expenses of the Plan are paid by the Plan, unless paid by the Plan Sponsor, as provided in the Plan document. The Plan Sponsor is under no obligation to pay the Plan’s administrative expenses.

Payment of Benefits — Benefit payments to participants are recorded upon distribution. Amounts allocated to participants who elected to withdraw from the Plan during the years ended December 31, 2017 and 2016 generally were paid prior to the respective year end. Amounts requested in the plan year but paid subsequent to the plan year were not significant.

Risks and Uncertainties — The Plan utilizes various investment options, including derivative instruments. Investments, in general, are exposed to various risks, such as interest rate, market liquidity and credit risks, as well as overall market volatility. Due to the level of risk associated with certain investments and the sensitivity of certain fair value estimates to changes in valuation assumptions, it is reasonably possible that changes in value of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the financial statements.

Investment Valuation and Income Recognition — Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis. The cost of Plan investments is based on the average cost method for individual securities. Dividends are recorded on the ex-dividend date. Realized and unrealized gains and losses on the investments are reflected in Net investment income—Net appreciation in fair value of investments, and include the Plan’s gains and losses on investments bought and sold as well as held during the year. Management fees and operating expenses charged to each of the investment options under the Plan are deducted from income earned and are not separately reflected in the Statement of changes in net assets available for benefits. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

The Plan’s investments and derivative instruments are measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date (see Note 6).

In determining fair value, the Plan uses various valuation approaches. A hierarchy for inputs is used in measuring fair value that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The hierarchy is broken down into three levels wherein Level 1 represents quoted prices in active markets, Level 2 represents valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, and Level 3 consists of valuation techniques that incorporate significant unobservable inputs and, therefore, require the greatest use of judgment.

The availability of observable inputs can vary from product to product and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, the liquidity of markets and other characteristics particular to the product. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Plan in determining fair value is greatest for instruments categorized in Level 3 of the fair value hierarchy.

The Plan considers prices and inputs that are current at the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3 of the fair value hierarchy.

In certain cases, the inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level of the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.

For assets and liabilities that are transferred between Levels in the fair value hierarchy during the period, fair values are ascribed as if the assets or liabilities had been transferred at the beginning of the period.

Notes Receivable from Participants — Notes receivable from participants are measured at their unpaid principal balance. Interest is repaid monthly and any delinquent interest payments at December 31, 2017 and 2016 were not significant. Based on the terms of the Plan document, delinquent participant loans are recorded as distributions when a distributable event occurs.

3.	DERIVATIVE INSTRUMENTS AND REPURCHASE AGREEMENTS

Derivative instruments are permitted in the Plan’s separately managed account (“Separate Account”) portfolios only to the extent that they comply with all of the Plan’s policy guidelines, and are consistent with the Plan’s risk and return objectives. In addition, derivative instruments may be used only if they are deemed to be more attractive than a similar direct investment in the underlying cash market, or if the investment vehicle is being used to manage the risk of the portfolio. Any use of derivative instruments may not result in exposure of the Plan to investment sectors that are otherwise prohibited under the investment guidelines.

The investment guidelines established with each Separate Account manager for the Plan set forth the guidelines for the commitments that an investment manager may make with respect to derivative instruments. Within the scope of the investment guidelines, the Plan may be invested in futures, options, swaps and forward foreign currency contracts.

Market risk arises from adverse changes in the fair value of these contracts.

Futures and Options — The trust account held certain futures contracts on Eurodollars in separately managed accounts at December 31, 2017 within the PIMCO Core Fixed Income Portfolio, PIMCO Real Return Portfolio and PIMCO Low Duration Portfolio and at December 31, 2016 within the PIMCO Core Fixed Income Portfolio and PIMCO Real Return Portfolio. Both written and purchased options were held as underlying investments. When the investment manager purchases or writes an option, an amount equal to the premium paid or received by the Plan is recorded as an asset or liability and is subsequently adjusted to the current market value of the option written or purchased. The fair value of these investments at December 31, 2017 and 2016 was not significant and the changes in fair value are accounted for as part of Net appreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Swaps — Under the investment managers’ standard International Swap and Derivatives Association agreements, counterparty risk is limited by provisions which allow for the mutual exchange of collateral should a swap’s market value exceed $250,000. Further, the investment managers are instructed to restrict trading to only those counterparties with the largest capitalization and highest credit ratings in the industry. Investment manager policy is to execute swaps only with counterparties whose credit rating is A-/A3 or better, unless otherwise approved by the Plan. At December 31, 2017 and 2016, the investment assets held by the Plan included positions in several interest rate swaps, where fixed rates were paid to counterparties in exchange for floating rates, and credit default swaps. These assets were held in Separate Accounts at December 31, 2017 within the PIMCO Core Fixed Income Portfolio, PIMCO Real Return Portfolio and PIMCO Low Duration Fund and at December 31, 2016 within the PIMCO Core Fixed Income Portfolio, PIMCO Real Return Portfolio, PIMCO Low Duration and BlueBay Emerging Market Select Debt Fund. The Plan also held in Separate Accounts several positions in inflation swaps at December 31, 2017 within the PIMCO Real Return Portfolio and at December 31, 2016 within the PIMCO Real Return Portfolio and PIMCO Core Fixed Income Portfolio. The fair value of these investments at December 31, 2017 and 2016 was not significant and the changes in fair value are accounted for as part of Net appreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Forward Foreign Currency Contracts — The Plan may enter into forward foreign currency contracts in order to hedge certain foreign currency denominated investments. Forward foreign currency commitments are generally entered into with counterparties of high credit quality; therefore, the risk of nonperformance by the counterparties is considered negligible. Additionally, the Plan’s investment guidelines require that the forward foreign currency contracts be restricted in their application and used for economic hedging purposes. The Plan held positions in forward foreign currency contracts in Separate Accounts at December 31, 2017 in the PIMCO Real Return Portfolio, Fidelity Institutional Asset Management Select International Small Growth Fund, Artisan International Growth Fund and the PIMCO Low Duration Fund and at December 31, 2016 in the BlueBay Emerging Market Select Debt, PIMCO Real Return Portfolio, Fidelity Institutional Asset Management Select International Small Growth Fund, Artisan International Growth Fund and the PIMCO Low Duration Fund. The fair value of these investments at December 31, 2017 and 2016 was not significant and the changes in fair value are accounted for as part of Net appreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Securities sold under agreements to repurchase (“repurchase agreements”) — The investment manager, PIMCO, entered into several repurchase agreements. The fair value of these investments at December 31, 2017 and 2016 was not significant and the changes in fair value are accounted for as part of Net appreciation in fair value of investments in the Statement of changes in net assets available for benefits.

4.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

There were 37 and 35 investment options, respectively, available in the Plan at December 31, 2017 and 2016, of which four were managed by Morgan Stanley Investment Management, 32 and 30, respectively, were managed by third parties and one of which was an employer stock fund (the Morgan Stanley Stock Fund). All party-in-interest investment options are in the Morgan Stanley Stock Fund, Northern Trust Short-Term Investment Fund, the funds managed by Morgan Stanley Investment Management, an affiliate of the Plan Sponsor, and funds issued by PIMCO, Blackrock, Voya Financial Inc., Systematic and BNY Mellon. The Systematic and BNY Mellon investment options were removed in 2016.

At December 31, 2017 and 2016, the Plan held 37,851,013 shares and 41,179,042 shares, respectively, of Morgan Stanley common stock with a fair value of $1,986,042,651 and $1,739,814,526 respectively, and had net realized gains of $72,063,202 during 2017. The Plan earned dividend income of $35,869,024 on Morgan Stanley common stock for the year ended December 31, 2017. Eligible participants have the opportunity to elect to receive current cash payment of the dividends paid on the Morgan Stanley Stock Fund held within the Plan to the extent provided in the Plan.

At December 31, 2017 and 2016, the Plan held investments in Registered Investment Companies issued by Morgan Stanley Investment Management with a fair value of $1,807,712,968 and $1,301,837,225 respectively, and had a net realized gain of $164,504,351 and generated dividend and interest income of $11,740,336 during 2017.

Certain officers and employees of the Plan Sponsor (who may also be participants in the Plan) perform administrative services related to the operation, record keeping and financial reporting of the Plan. The Plan Sponsor pays these salaries and other administrative expenses on behalf of the Plan. Certain fees, including fees for the investment management services, to the extent not paid by the Plan Sponsor, are paid by the Plan. All direct and indirect fees paid by the Plan are considered party-in-interest transactions.

At December 31, 2017 and 2016, the Plan held notes receivable from participants for participant loans of $101,010,373 and $97,737,084, respectively, which are considered party-in-interest transactions.

5.	FEDERAL INCOME TAX STATUS

The Internal Revenue Service determined and informed the Plan Sponsor by a letter dated February 21, 2014, that the Plan and its related trust account continue to be designed in accordance with the applicable provisions of the Code. The Plan has been amended since receiving this letter, however, the Plan Sponsor and the Plan Administrator believe the Plan is currently designed and operated in compliance with the applicable requirements of the Code. The Plan Sponsor submitted an application for an updated favorable determination letter from the Internal Revenue Service on January 31, 2017, and a favorable determination letter was issued by the Internal Revenue Service on May 22, 2018.

The Plan Sponsor has analyzed the tax positions taken by the Plan, and has concluded that at December 31, 2017 and 2016, there are no uncertain tax positions taken by the Plan that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits of the Plan for any tax periods in progress. The Plan Sponsor believes the Plan is no longer subject to income tax examinations for years prior to 2013.

6.	FAIR VALUE MEASUREMENTS

The following descriptions of the valuation methods and assumptions used by the Plan to determine the fair values of investments apply to investments held directly by the Plan.

Registered Investment Companies (“RIC’s”) – Mutual funds are registered with the Securities and Exchange Commission (“SEC”) and are intended to meet the requirements of the Investment Company Act of 1940 with respect to income distribution, fee structure, and diversification of assets. Mutual funds are generally marked to quoted prices or net asset value (“NAV”) and are categorized in Level 1 of the fair value hierarchy if based upon prices which are observable in an active market. The PIMCO Foreign Bond (Unhedged) fund requires the Trustee to calculate the fair value since the fund has a daily interest rate factor that pays a monthly dividend and therefore the fund is categorized as Level 2 of the fair value hierarchy. The Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

Separately Managed Accounts – The Plan holds investments in the Morgan Stanley Stock Fund (the “Fund”) holding Morgan Stanley common stock and containing a short-term investment fund to facilitate participant transactions into and out of the Fund. There are no unfunded commitments and no restricted redemption notice periods. The Company has specific rules that govern employee transactions in Morgan Stanley stock. Employees may transact in Morgan Stanley stock (including the Fund) only during a window period. Shorter window periods and prior approval requirements apply to those employees deemed Access Persons (as defined in the Company’s employee trading policy) by the Company. Access Persons who are members of the Company’s Management or Operating Committees are prohibited from selling the Fund within six months of a purchase.

The remaining Separate Accounts are professionally managed portfolios held by the Plan. The participants share in the appreciation and depreciation in proportion to their contribution to the Separate Account. Separate Accounts are administered and supervised by investment managers who decide how to invest funds contributed by investors, subject to written investment guidelines. At December 31, 2017 and 2016, the Plan’s Separate Accounts consisted of the T. Rowe Price U.S. Large-Cap Value Fund, the PIMCO Core Fixed Income Fund, the PIMCO Real Return Fund, the PIMCO Low Duration Fund, the Shenkman Capital High Yield Bond Fund, the Fidelity Institutional Asset Management Select International Small Cap Fund, the Artisan International Growth Fund, the BlackRock Government Short Term Investment Fund, the Thompson, Siegel & Walmsley Mid Cap Value Fund and the William Blair

Small Cap Value Fund. Additional investment opportunities available at December 31, 2017 were the Voya Mid Cap Growth Fund and the Rice Hall James Small Cap Opportunities Fund. Investment opportunities at December 31, 2016, but no longer available are the BlueBay Emerging Market Select Debt Fund, the Chartwell Investment Partners Mid Cap Growth Fund and the Chartwell Investment Partners Small Cap Growth Fund. The Trustee is responsible for determining the Separate Accounts’ fair value. Terms of the agreements with the investment managers (“Investment Management Agreements”) for the Separate Accounts permit the termination of the Investment Management Agreements and the distribution of the Separate Accounts’ securities at fair value. There were no unfunded commitments and no restricted redemption notice periods. The Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

A description of the valuation methods and assumptions applied to the major categories of the Fund and the Separate Accounts are as follows:

Corporate equities

Corporate equities, including Morgan Stanley common stock, are exchange-traded equity securities that are generally valued based on quoted prices from the exchange. To the extent these securities are actively traded, valuation adjustments are not applied. Corporate equities are categorized in Level 1 of the fair value hierarchy. Stapled securities, consisting of two or more corporate equity securities that are contractually bound to form a single salable unit that cannot be bought or sold separately, are categorized in Level 2 of the fair value hierarchy.

Cash and cash equivalents

Cash and cash equivalents are valued at cost, which approximates fair value and are categorized in Level 1 of the fair value hierarchy.

Government and agency securities

Government and agency securities are valued using factors which include but are not limited to market quotations, yields, maturities, and the bond’s terms and conditions. U.S. Treasury securities, valued using quoted market prices, are categorized in Level 1 of the fair value hierarchy. Callable agency-issued debt securities are valued by benchmarking model-derived prices to quoted market prices and trade data for comparable instruments. The fair value of agency mortgage pass-through pool securities is model-driven based on spreads of a comparable to be announced security. For index linked securities, the market price is adjusted daily by the appropriate index factor. The fair value of municipal and provincial government securities is determined using recently executed transactions, market price quotations or pricing models that factor in, where applicable, interest rates, bond or CDS spreads and volatility. Callable agency-issued debt securities, agency mortgage pass-through pool securities, index linked securities, and municipal and provincial government securities are generally categorized in Level 2 of the fair value hierarchy.

Corporate debt instruments

Corporate debt instruments are composed of corporate bonds, corporate loans and asset-backed securities. Corporate bonds and corporate loans are valued using factors which include but are not limited to recently executed transactions, observable market price quotations and spreads. Asset-backed securities may be valued based on price or spread data obtained from observed transactions or independent external parties such as vendors or brokers. When position-specific external price data are not observable, the fair value determination may require benchmarking to similar securities. For index linked securities, the market price is adjusted daily by the appropriate index factor. Corporate debt instruments are categorized in Level 2 of the fair value hierarchy.

Derivative investments

Depending on the product and terms of the transaction, the fair value of over-the-counter (“OTC”) derivative products can be either observed or modeled using a series of techniques and model inputs from comparable benchmarks, including closed-form analytic formulas, such as the Black-Scholes option-pricing model, and simulation models or a combination thereof. Many pricing models do not entail material subjectivity as the methodologies employed do not necessitate significant judgment, since model inputs may be observed from actively quoted markets, as is the case for generic interest rate swaps and certain option contracts. Interest rate swaps are valued using observable inputs. Listed derivatives that are not actively traded are valued using the same approaches as those applied to OTC derivatives. Derivative investments are categorized in Level 2 of the fair value hierarchy.

Repurchase agreements

The fair value of repurchase agreements is computed using a standard cash flow discounting methodology. The inputs to the valuation include contractual cash flows and collateral funding spreads which are estimated using various benchmarks, interest rate yield curves and option volatilities. Repurchase agreements are categorized in Level 2 of the fair value hierarchy.

Collective Trust Funds – Each investment is administered and supervised by its respective investment manager who decides how to invest the contributed funds. The Collective Trust Funds do not have a readily determinable fair value. The fair values of participating units held in the Collective Trust Funds are valued by the investment managers at NAVs and recent transaction prices and therefore are not required to be categorized by Levels of the fair value hierarchy. If there is a fee accrual, the Trustee is responsible for determining the fair value. At December 31, 2017 and 2016, the Plan held investments in funds managed by State Street Global Advisors, BlackRock, Inc. and Northern Trust. At December 31, 2017, the Plan also held investments in Wellington Opportunistic Emerging Markets Debt Fund managed by Wellington Management and the PIMCO Short Term Investment Fund. Terms of the applicable Collective Trust Fund Agreements and/or Investment Management Agreements permit the termination of the agreement and the receipt of the fund securities at fair value within 30 days. There were no unfunded commitments and no restricted redemption notice periods. Other than certain funds managed by State Street Global Advisors and BlackRock, Inc., from which the Plan does not restrict the frequency of redemptions, the Plan generally prohibits the sale of the Collective Trust Fund investment options within 30 days of a purchase into that investment option.

The following tables set forth by Level within the fair value hierarchy the Plan’s investment and derivative instrument assets and liabilities at fair value at December 31, 2017 and 2016. There were no transfers of investments between Levels for either year.

	Plan’s Investment Assets and Liabilities at Fair Value at December 31, 2017
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

	Level 1	Level 2	Level 3	Total
Investment Assets:

Registered Investment Companies	$1,873,128,921	$38,792,683	$-	$1,911,921,604

Separately Managed Accounts
Corporate equities	3,760,325,355	2,249,736	-	3,762,575,091
Cash and cash equivalents	20,773,773	-	-	20,773,773
Government securities
U.S. Treasury and agency securities	346,950,144	477,569,545	-	824,519,689
Other sovereign government obligations	-	35,613,047	-	35,613,047
State and municipal securities	-	5,836,181	-	5,836,181
Total government securities	346,950,144	519,018,773	-	865,968,917
Corporate debt instruments	-	216,307,215	-	216,307,215
Derivative investments	-	3,643,034	-	3,643,034
Repurchase agreements	-	12,300,000	-	12,300,000
	4,128,049,272	753,518,758	-	4,881,568,030

Collective Trust Funds *				3,976,503,994

Participant-directed investments				$10,769,993,628

Investment Liabilities:
Participant-directed derivative investments	$820,679	$3,104,146	$-	$3,924,825

*	Amounts exclude certain investments that are me asure d at fair value using the NAV per share, which are not classified in the fair value hierarchy. The fair value amounts presented in this table are inte nded to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the Statement of net assets available for benefits.

	Plan’s Investment Assets and Liabilities at Fair Value at December 31, 2016
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

	Level 1	Level 2	Level 3	Total
Investment Assets:

Registered Investment Companies	$1,338,427,870	$33,715,265	$-	$1,372,143,135

Separately Managed Accounts
Corporate equities	3,241,103,628	1,980,613	-	3,243,084,241
Cash and cash equivalents	33,921,990	-	-	33,921,990
Government securities
U.S. Treasury and agency securities	167,859,502	646,733,118	-	814,592,620
Other sovereign government obligations	-	62,689,247		62,689,247
State and municipal securities	-	5,499,137	-	5,499,137
Total government securities	167,859,502	714,921,502	-	882,781,004
Corporate debt instruments	-	195,613,655	-	195,613,655
Derivative investments	-	5,939,727	-	5,939,727
Repurchase agreements	-	21,100,000	-	21,100,000
	3,442,885,120	939,555,497	-	4,382,440,617

Collective Trust Funds *				3,071,538,265

Participant-directed investments				$8,826,122,017

Investment Liabilities:
Participant-directed derivative investments	$2,555,901	$2,866,252	$-	$5,422,153

*	Amounts exclude certain investments that are me asure d at fair value using the NAV per share, which are not classified in the fair value hierarchy. The fair value amounts presented in this table are inte nded to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the Statement of net assets available for benefits

7.	SuBSEQUENT EVENTS

The Plan was amended effective January 1, 2018 to permit part-time employees who are regularly scheduled to work less than 50% of the Company’s standard work week to elect to commence participation in the Plan on the later of (A) the date their employment commences or (B) January 1, 2018, without regard to age. The Plan was further amended effective January 17, 2018 to exclude from the definition of Earnings a special one-time bonus payment (generally not to exceed $1,000) made to certain employees in the first calendar quarter of 2018.

SUPPLEMENTAL SCHEDULE

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Registered Investment Companies
	Eaton Vance	Eaton Vance Global Macro Absolute Return		$ 47,723,572
*	MSIF	Emerging Markets Portfolio Cl		454,048,283
*	MSIF	Global Real Estate Portfolio Cl		165,309,501
*	MSIF	Growth Portfolio Cl Is		852,000,810
*	MSIF	International Equity Portfolio Cl		336,354,374
*	PIMCO	Foreign Bond Fund (Unhedged)		38,792,683
*	Northern Trust	Northern Global Sustainability Index fund		7,343,520
	Pax	Global Environmental Markets Fund		10,348,861

	Corporate equities
	5Th 3Rd Bancorp	523,400 Shares of Common Stock		15,879,956
	Aalberts Inds	10,300 Shares of Common Stock		524,352
	Aareal Bank Ag Npv	23,415 Shares of Common Stock		1,060,844
	Ablynx N.V. Npv	28,300 Shares of Common Stock		704,120
	Acadia Rlty Tr	88,053 Shares of Common Stock		2,409,130
	Aci Worldwide Inc	65,931 Shares of Common Stock		1,494,656
	Aclaris Therapeutics Inc	7,139 Shares of Common Stock		176,048
	Actua Corporation	95,757 Shares of Common Stock		1,493,809
	Acxiom Corp	102,555 Shares of Common Stock		2,826,416
	Adelaide Brighton Npv	79,716 Shares of Common Stock		406,521
	Adr Alibaba Group Holding Ltd	31,946 Shares of Common Stock		5,508,449
	Adr Ambev Sa	75,888 Shares of Common Stock		490,236
	Adr Criteo S A	121,574 Shares of Common Stock		3,164,571
	Adr Grifols S A	58,692 Shares of Common Stock		1,345,221
	Adr Mix Telematics Ltd	54,945 Shares of Common Stock		701,098
	Adr Netease Inc	7,007 Shares of Common Stock		2,417,905
	Adr Sociedad Quimica Y Minera De Chile Sa	3,140 Shares of Common Stock		186,422
	Adr Total Sa	323,900 Shares of Common Stock		17,905,192
	Adr Wns Hldgs Ltd	78,167 Shares of Common Stock		3,136,842
	Adtalem Global Ed Inc	70,909 Shares of Common Stock		2,981,723
	Adtran Inc	107,501 Shares of Common Stock		2,080,144
	Advance Auto Pts Inc	22,400 Shares of Common Stock		2,233,056
	Aeon Delight Co.Ltd. Npv	26,500 Shares of Common Stock		992,721
	Aeon Financial Service Co Ltd Npv	15,900 Shares of Common Stock		370,365
	Aercap Holdings N.V.	34,900 Shares of Common Stock		1,836,089
	Aerie Pharmaceuticals Inc	31,807 Shares of Common Stock		1,900,468
	Aes Corp	239,500 Shares of Common Stock		2,593,785
	Aetna Inc	83,850 Shares of Common Stock		15,125,702
	Agilent Technologies Inc	59,319 Shares of Common Stock		3,972,593
	Agree Rlty Corp	46,541 Shares of Common Stock		2,394,069
	Aia Group Ltd Npv	566,000 Shares of Common Stock		4,825,694
	Airbus Se	25,916 Shares of Common Stock		2,582,955
	Aker Solutions Asa	38,200 Shares of Common Stock		215,721
	Akzo Nobel Nv	21,174 Shares of Common Stock		1,856,588
	Alaska Air Group Inc	22,800 Shares of Common Stock		1,676,028

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Albioma	10,934 Shares of Common Stock		$ 276,246
	Align Technology Inc	18,788 Shares of Common Stock		4,174,506
	Alleghany Corp Del	4,900 Shares of Common Stock		2,920,841
	Alliant Energy Corp	39,200 Shares of Common Stock		1,670,312
	Allianz Se Npv	27,530 Shares of Common Stock		6,330,612
	Allstate Corp	16,800 Shares of Common Stock		1,759,128
	Ally Finl Inc	28,600 Shares of Common Stock		833,976
	Alten Npv	21,600 Shares of Common Stock		1,805,494
	Amadeus It Group	4,741 Shares of Common Stock		342,206
	Amazon Com Inc	2,507 Shares of Common Stock		2,931,861
	Amc Networks Inc	30,100 Shares of Common Stock		1,627,808
	Amer Sports Corp	42,400 Shares of Common Stock		1,175,602
	American Airlines Inc	65,552 Shares of Common Stock		3,410,671
	American Assets Tr Inc	64,974 Shares of Common Stock		2,484,606
	American Express Co	43,800 Shares of Common Stock		4,349,778
	American International Group Inc	115,132 Shares of Common Stock		6,859,565
	Ameriprise Finl Inc	34,000 Shares of Common Stock		5,761,980
	Ameriprise Finl Inc	34,429 Shares of Common Stock		5,834,683
	Amerisourcebergen Corp	18,800 Shares of Common Stock		1,726,216
	Ametek Inc	61,283 Shares of Common Stock		4,441,179
	Amphenol Corp	74,926 Shares of Common Stock		6,578,503
	Analogic Corp	16,279 Shares of Common Stock		1,363,366
	Annaly Cap Mgmt Inc	194,700 Shares of Common Stock		2,314,983
	Anritsu Corp Npv	112,400 Shares of Common Stock		1,271,173
	Antero Res Corp	108,400 Shares of Common Stock		2,059,600
	Aon Plc	24,461 Shares of Common Stock		3,277,774
	Apache Corp	95,400 Shares of Common Stock		4,027,788
	Apple Inc	29,100 Shares of Common Stock		4,924,593
	Applied Materials Inc	102,800 Shares of Common Stock		5,255,136
	Aramark	90,571 Shares of Common Stock		3,871,005
	Arcadis Nv	40,900 Shares of Common Stock		935,843
	Archrock Inc	173,116 Shares of Common Stock		1,817,718
	Arkema	8,768 Shares of Common Stock		1,069,181
	Arris International Ltd	67,800 Shares of Common Stock		1,741,782
	As One Corporation Npv	11,800 Shares of Common Stock		739,530
	Ashmore Group	101,900 Shares of Common Stock		558,411
	Asml Holding Nv	14,429 Shares of Common Stock		2,514,919
	Assic Generali Spa	164,223 Shares of Common Stock		2,997,425
	Associated Cap Group Inc	11,686 Shares of Common Stock		398,493
	Atresmedia Corp	88,200 Shares of Common Stock		921,422
	Avnet Inc	42,900 Shares of Common Stock		1,699,698
	Axalta Coating Systems Ltd	115,999 Shares of Common Stock		3,753,728
	Azbil Corp Npv	20,500 Shares of Common Stock		889,880
	B & M European Value Retail Sa	204,916 Shares of Common Stock		1,174,220
	Bae Systems	213,290 Shares of Common Stock		1,653,266

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Balfour Beatty	96,900 Shares of Common Stock		$ 389,312
	Baloise Holding Ag	3,860 Shares of Common Stock		600,885
	Bank New York Mellon Corp	224,400 Shares of Common Stock		12,086,184
	Bank Of The Ozarks	62,147 Shares of Common Stock		3,011,022
	Bank Rakyat Indonesia Perser	4,314,000 Shares of Common Stock		1,157,395
	Bankinter Sa	58,400 Shares of Common Stock		554,282
	Banner Corp	38,927 Shares of Common Stock		2,145,656
	Bapcor Ltd Npv	160,437 Shares of Common Stock		708,995
	Bba Aviation Plc	437,800 Shares of Common Stock		2,071,042
	Becton Dickinson & Co	25,652 Shares of Common Stock		5,491,067
	Becton Dickinson & Co	28,293 Shares of Common Stock		1,638,165
	Bed Bath & Beyond Inc	57,500 Shares of Common Stock		1,264,425
	Befimmo Sa Npv	18,038 Shares of Common Stock		1,159,895
	Beiersdorf Ag	27,477 Shares of Common Stock		3,230,150
	Belden Inc	33,952 Shares of Common Stock		2,620,076
	Berry Global Group Inc	50,718 Shares of Common Stock		2,975,625
	Bilfinger Se	11,710 Shares of Common Stock		556,338
	Binggrae	13,890 Shares of Common Stock		818,700
	Biomarin Pharmaceutical Inc	35,725 Shares of Common Stock		3,185,598
	Biospecifics Technologies Corp	21,045 Shares of Common Stock		911,880
	Block H & R Inc	58,500 Shares of Common Stock		1,533,870
	Bnp Paribas	6,953 Shares of Common Stock		519,735
	Boeing Co	38,400 Shares of Common Stock		11,324,544
	Bofi Hldg Inc	113,972 Shares of Common Stock		3,407,763
	Boingo Wireless Inc	113,104 Shares of Common Stock		2,544,840
	Booz Allen Hamilton Hldg Corp	53,581 Shares of Common Stock		2,043,044
	Boston Private Finl Hldgs Inc	140,467 Shares of Common Stock		2,170,215
	Bper Banca	45,400 Shares of Common Stock		229,514
	Bqe Cant Vaudoise	900 Shares of Common Stock		678,810
	Brady Corp	91,196 Shares of Common Stock		3,456,328
	Bravo Brio Restaurant Group Inc	28,904 Shares of Common Stock		72,260
	Brighthouse Finl Inc	77,754 Shares of Common Stock		4,559,495
	Britvic	56,902 Shares of Common Stock		627,340
	Brunswick Corp	51,609 Shares of Common Stock		2,849,849
	Buffalo Wild Wings Inc	17,952 Shares of Common Stock		2,806,795
	Bunge Ltd	120,200 Shares of Common Stock		8,063,016
	Burlington Stores Inc	46,643 Shares of Common Stock		5,738,488
	Buzzi Unicem Spa	36,400 Shares of Common Stock		983,455
	Byucksan Corp	142,843 Shares of Common Stock		533,718
	Ca Inc	24,500 Shares of Common Stock		815,360
	Cairn Homes Plc	361,435 Shares of Common Stock		848,492
	Calamp Corp	74,548 Shares of Common Stock		1,597,564
	Calbee Inc	53,800 Shares of Common Stock		1,750,351
	Canadian Pac Ry Ltd Com Npv	23,963 Shares of Common Stock		4,379,478
	Canadian Pac Ry Ltd Com Npv	27,100 Shares of Common Stock		4,952,796

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Capcom Co Ltd Npv	33,600 Shares of Common Stock		$ 1,066,312
	Carbonite Inc	10,832 Shares of Common Stock		271,883
	Cardinal Hlth Inc	39,600 Shares of Common Stock		2,426,292
	Carnival Corp	73,050 Shares of Common Stock		4,848,329
	Carpenter Technology Corp	35,263 Shares of Common Stock		1,798,060
	Caseys Gen Stores Inc	25,400 Shares of Common Stock		2,843,276
	Castellum Ab Npv	94,050 Shares of Common Stock		1,589,804
	Cavco Inds Inc	14,040 Shares of Common Stock		2,142,504
	Cbre Group Inc	18,800 Shares of Common Stock		814,228
	Cdn Nat Res Ltd	151,100 Shares of Common Stock		5,397,292
	Centene Corp Del	40,176 Shares of Common Stock		4,052,955
	Century Casinos Inc	77,839 Shares of Common Stock		710,670
	Cerved Information Npv	49,400 Shares of Common Stock		628,787
	Ceva Inc	88,787 Shares of Common Stock		4,097,520
	Cf Inds Hldgs Inc	176,600 Shares of Common Stock		7,512,564
	Challenger Ltd Npv	91,720 Shares of Common Stock		1,006,495
	Charter Hall Group Npv	266,345 Shares of Common Stock		1,254,097
	Charter Hall Retail Reit Npv	82,752 Shares of Common Stock		269,254
	Cheesecake Factory Inc	52,268 Shares of Common Stock		2,518,272
	Ches Utils Corp	33,057 Shares of Common Stock		2,596,627
	Childrens Pl Inc	18,634 Shares of Common Stock		2,708,452
	Chiyoda Corp Npv	85,900 Shares of Common Stock		632,907
	Chubb Ltd	59,000 Shares of Common Stock		8,621,670
	Church & Dwight Inc	111,338 Shares of Common Stock		5,585,827
	Ciena Corp	6,257 Shares of Common Stock		130,959
	Cimpress N.V	25,837 Shares of Common Stock		3,097,340
	Cincinnati Bell Inc	76,659 Shares of Common Stock		1,598,340
	Cisco Systems Inc	405,000 Shares of Common Stock		15,511,500
	Cit Group Inc	43,500 Shares of Common Stock		2,141,505
	Citigroup Inc	234,784 Shares of Common Stock		17,470,277
	Citizens Finl Group Inc	88,518 Shares of Common Stock		3,715,986
	Clovis Oncology Inc	18,265 Shares of Common Stock		1,242,020
	Cno Finl Group Inc	98,375 Shares of Common Stock		2,428,879
	Cobiz Finl Inc	138,559 Shares of Common Stock		2,769,794
	Coca-Cola European Partners Plc	106,110 Shares of Common Stock		4,228,484
	Collegium Pharmaceutical Inc	44,066 Shares of Common Stock		813,458
	Com Hem Hldg Ab Npv	42,600 Shares of Common Stock		652,463
	Comcast Corp	242,376 Shares of Common Stock		9,707,159
	Compugroup Medical Npv	22,900 Shares of Common Stock		1,504,708
	Conmed Corp	44,157 Shares of Common Stock		2,250,682
	Continental Bldg Prods Inc	106,396 Shares of Common Stock		2,995,047
	Convatec Group Plc	671,573 Shares of Common Stock		1,866,907
	Cooper Cos Inc Com	3,291 Shares of Common Stock		717,043
	Credit Suisse Ag	18,995 Shares of Common Stock		339,162
	Croda Intl	21,248 Shares of Common Stock		1,271,601

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Crown Hldgs Inc	69,503 Shares of Common Stock		$ 3,909,544
	Csra Inc	74,916 Shares of Common Stock		2,241,487
	Cts Eventim Ag & C Npv	17,947 Shares of Common Stock		836,708
	Cvb Finl Corp	73,201 Shares of Common Stock		1,724,616
	Cvs Health Corp	68,300 Shares of Common Stock		4,951,750
	Cypress Semiconductor Corp	240,116 Shares of Common Stock		3,659,368
	Dah Sing Financial Npv	160,800 Shares of Common Stock		1,029,517
	Daiichikosho Co Npv	18,000 Shares of Common Stock		898,003
	Dairy Crest Group	109,034 Shares of Common Stock		850,313
	Daiwa Office Investment Corp Reit	110 Shares of Common Stock		580,027
	Dana Inc	98,929 Shares of Common Stock		3,166,717
	Darling Ingredients Inc	120,004 Shares of Common Stock		2,175,673
	Dave & Busters Entmt Inc	37,545 Shares of Common Stock		2,071,358
	Dave & Busters Entmt Inc	61,470 Shares of Common Stock		3,391,300
	Dbv Technologies Sa	6,800 Shares of Common Stock		342,091
	Dcc	5,800 Shares of Common Stock		585,700
	De Longhi	31,500 Shares of Common Stock		954,330
	Dell Technologies Inc	18,900 Shares of Common Stock		1,536,192
	Dentsply Sirona Inc	28,300 Shares of Common Stock		1,862,989
	Deutsche Boerse Ag Npv	73,100 Shares of Common Stock		8,496,957
	Deutsche Post Ag Npv	89,192 Shares of Common Stock		4,257,295
	Deutsche Telekom Npv	106,832 Shares of Common Stock		1,897,960
	Deutz Ag Npv	52,600 Shares of Common Stock		478,705
	Diamondback Energy Inc	29,516 Shares of Common Stock		3,726,395
	Discovery Communications Inc	88,000 Shares of Common Stock		1,862,960
	Dish Network Corp	40,600 Shares of Common Stock		1,938,650
	Dollar Tree Inc	58,672 Shares of Common Stock		6,296,092
	Dominos Pizza Inc	19,351 Shares of Common Stock		3,656,565
	Dowa Holdings Co Ltd	11,000 Shares of Common Stock		449,179
	Dowdupont Inc	158,406 Shares of Common Stock		11,281,675
	Dufry Ag	8,105 Shares of Common Stock		1,205,146
	E Trade Finl Corp	27,000 Shares of Common Stock		1,338,390
	Echo Global Logistics Inc	93,122 Shares of Common Stock		2,607,416
	Education Rlty Tr Inc	69,349 Shares of Common Stock		2,421,667
	Edwards Lifesciences Corp	25,697 Shares of Common Stock		2,896,309
	Eiffage	19,558 Shares of Common Stock		2,145,143
	Elementis	214,300 Shares of Common Stock		835,186
	Emcor Group	27,147 Shares of Common Stock		2,219,267
	Emergent Biosolutions Inc	98,887 Shares of Common Stock		4,595,279
	Encompass Health	49,392 Shares of Common Stock		2,440,459
	Eqt Corp	45,431 Shares of Common Stock		2,585,933
	Eqt Corp	66,657 Shares of Common Stock		3,794,116
	Eqty Lifestyle Pptys Inc	40,885 Shares of Common Stock		3,639,583
	Equity Commonwealth	72,965 Shares of Common Stock		2,226,162
	Esterline Technologies Corp	9,793 Shares of Common Stock		731,537

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Eurocommercial	15,589 Shares of Common Stock		$ 679,697
	Euronav Npv	50,700 Shares of Common Stock		467,806
	Exact Sciences Corp	42,423 Shares of Common Stock		2,228,904
	Exelixis Inc	124,160 Shares of Common Stock		3,774,464
	Exelon Corp	199,200 Shares of Common Stock		7,850,472
	Experian	82,616 Shares of Common Stock		1,828,374
	Exterran Corp	39,304 Shares of Common Stock		1,235,718
	Exxon Mobil Corp	180,300 Shares of Common Stock		15,080,292
	F N B Corp	202,259 Shares of Common Stock		2,795,219
	Fanuc Corp Npv	7,400 Shares of Common Stock		1,777,577
	Ferguson Plc	41,068 Shares of Common Stock		2,961,068
	Fidelity Natl Finl Inc	28,700 Shares of Common Stock		1,126,188
	Fidelity Natl Information Svcs Inc	56,532 Shares of Common Stock		5,319,096
	Fidessa Group	18,900 Shares of Common Stock		647,100
	Fila Korea Ltd	3,786 Shares of Common Stock		288,578
	Finecobank Spa	57,188 Shares of Common Stock		586,110
	First Amern Finl Corp	47,705 Shares of Common Stock		2,673,388
	Firstenergy Corp	104,300 Shares of Common Stock		3,193,666
	Fiserv Inc	33,401 Shares of Common Stock		4,379,873
	Fleetcor Technologies Inc	3,000 Shares of Common Stock		577,290
	Flir Sys Inc	78,218 Shares of Common Stock		3,646,523
	Forbo Hldgs Ag	330 Shares of Common Stock		509,646
	Fortinet Inc	109,412 Shares of Common Stock		4,780,210
	Fortune R/Est Inv Npv	296,000 Shares of Common Stock		365,773
	Fp Corp Npv	24,400 Shares of Common Stock		1,310,431
	Franklin Covey Co	26,152 Shares of Common Stock		542,654
	Frutarom Industrie	13,731 Shares of Common Stock		1,291,366
	Fuchs Petrolub Se	16,500 Shares of Common Stock		876,734
	Gam Holding Ltd	42,778 Shares of Common Stock		691,384
	Gamco Invs Inc	11,798 Shares of Common Stock		349,811
	Gartner Inc	11,637 Shares of Common Stock		1,433,097
	Gartner Inc	17,399 Shares of Common Stock		2,142,687
	Gca Corporation Npv	61,200 Shares of Common Stock		613,358
	Gem Diamonds	190,900 Shares of Common Stock		183,350
	Gen Mtrs Co	37,800 Shares of Common Stock		1,549,422
	General Electric Co	188,663 Shares of Common Stock		3,292,169
	Genmab As	1,083 Shares of Common Stock		179,731
	Gilead Sciences Inc	94,400 Shares of Common Stock		6,762,816
	Glacier Bancorp Inc	76,135 Shares of Common Stock		2,998,958
	Glencore Plc	618,377 Shares of Common Stock		3,262,387
	Gmo Internet Inc Npv	51,200 Shares of Common Stock		871,286
	Goldcrest Co Ltd Npv	11,100 Shares of Common Stock		224,266
	Grand Canyon Ed Inc	22,677 Shares of Common Stock		2,030,272
	Grand Canyon Ed Inc	9,979 Shares of Common Stock		893,420
	Green Bancorp Inc	85,893 Shares of Common Stock		1,743,628

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Grifols Sa	30,322 Shares of Common Stock		$ 889,330
	Hain Celestial Group Inc	75,639 Shares of Common Stock		3,206,337
	Haitong Intl	775,342 Shares of Common Stock		442,355
	Halcon Res Corp	142,420 Shares of Common Stock		1,078,119
	Hamakyorex Co Ltd Npv	8,000 Shares of Common Stock		229,028
	Hancock Hldg Co	60,174 Shares of Common Stock		2,978,613
	Hanover Ins Group Inc	24,215 Shares of Common Stock		2,617,157
	Hansen Technologie Npv	177,905 Shares of Common Stock		549,636
	Hasbro Inc	43,405 Shares of Common Stock		3,945,080
	Haulotte Group	22,524 Shares of Common Stock		436,265
	Healthcare Rlty Tr	78,229 Shares of Common Stock		2,512,715
	Helix Energy Solutions Group Inc	126,135 Shares of Common Stock		951,058
	Henkel Ag & Co Kgaa Non-Vtg Prf Npv	17,436 Shares of Common Stock		2,310,415
	Hess Corp	149,700 Shares of Common Stock		7,106,259
	Hexpol Npv	53,200 Shares of Common Stock		540,285
	Highwoods Pptys Inc	35,987 Shares of Common Stock		1,832,098
	Hilton Worldwide Hldgs Inc	67,370 Shares of Common Stock		5,380,168
	Hitachi Cap Corp Npv	21,500 Shares of Common Stock		541,079
	Hogy Medical Co Npv	11,200 Shares of Common Stock		849,072
	Hologic Inc	15,7900 Shares of Common Stock		6,750,225
	Home Bancshares Inc	104,189 Shares of Common Stock		2,422,394
	Hulic Company Ltd	14,800 Shares of Common Stock		166,328
	Huntsman Corp	17,436 Shares of Common Stock		580,444
	Iberiabank Corp	29,070 Shares of Common Stock		2,252,925
	Ibstock Plc	117,100 Shares of Common Stock		422,155
	Idacorp Inc	36,665 Shares of Common Stock		3,349,714
	Idorsia Ltd	8,445 Shares of Common Stock		220,549
	Ill Tool Wks Inc	52,600 Shares of Common Stock		8,776,310
	Implenia Ag	10,960 Shares of Common Stock		741,164
	Inchcape	38,800 Shares of Common Stock		410,708
	Incitec Pivot Npv	412,282 Shares of Common Stock		1,257,619
	Independence Group Npv	204,416 Shares of Common Stock		761,048
	Informa Plc	39,638 Shares of Common Stock		387,139
	Ing Groep N.V	325,565 Shares of Common Stock		5,991,132
	Ingenico Group	4,563 Shares of Common Stock		487,708
	Ingersoll-Rand Plc	44,463 Shares of Common Stock		3,965,655
	Ingevity Corp	13,262 Shares of Common Stock		934,573
	Inphi Corp	52,976 Shares of Common Stock		1,938,922
	Integer Hldgs Corp	52,209 Shares of Common Stock		2,365,068
	Integrated Device Technology Inc	91,156 Shares of Common Stock		2,710,068
	Intel Corp	43,190 Shares of Common Stock		1,993,650
	Intercontinental Exchange Inc	1,877 Shares of Common Stock		132,441
	Interface Inc	148,789 Shares of Common Stock		3,742,043
	Intermed Cap Grp	37,737 Shares of Common Stock		585,018
	Internet	40,000 Shares of Common Stock		731,114

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Interpump Group	5,640 Shares of Common Stock		$ 177,575
	Intesa Sanpaolo	927,597 Shares of Common Stock		3,085,388
	Intl Paper Co	162,300 Shares of Common Stock		9,403,662
	Invesco Ltd	78,100 Shares of Common Stock		2,853,774
	Investa Office Fund Units Npv	83,352 Shares of Common Stock		296,632
	Investors Cloud Co Npv	49,000 Shares of Common Stock		728,149
	Ipsen	5,000 Shares of Common Stock		597,818
	Ipsos	16,400 Shares of Common Stock		604,579
	Iress Limited Npv	89,391 Shares of Common Stock		809,641
	Iron Mtn Inc	19,900 Shares of Common Stock		750,827
	Ituran Location & Control	18,579 Shares of Common Stock		635,402
	J & J Snack Foods Corp Com Stk Npv	18,255 Shares of Common Stock		2,771,657
	J2 Global Inc	27,005 Shares of Common Stock		2,026,185
	J2 Global Inc	36,777 Shares of Common Stock		2,759,378
	James Hardie Industries Plc	24,919 Shares of Common Stock		440,873
	Japan Tobacco Inc Npv	122,277 Shares of Common Stock		3,941,303
	Jbg Smith Properties	38,400 Shares of Common Stock		1,333,632
	Jetblue Awys Corp	63,800 Shares of Common Stock		1,425,292
	Johnson & Johnson	108,900 Shares of Common Stock		15,215,508
	Johnson Ctls Intl Plc	278,025 Shares of Common Stock		10,595,533
	Jpmorgan Chase & Co	328,403 Shares of Common Stock		35,119,417
	Jungheinrich Non-Vtg Prf Npv	45,900 Shares of Common Stock		2,168,567
	Jyske Bank A/S	9,200 Shares of Common Stock		524,069
	Kadant Inc	19,543 Shares of Common Stock		1,962,117
	Kar Auction Svcs Inc	32,900 Shares of Common Stock		1,661,779
	Kaz Minerals Plc	50,100 Shares of Common Stock		606,228
	Kellogg Co	37,700 Shares of Common Stock		2,562,846
	Kepco Plant Service & Engineering Co Ltd	6,667 Shares of Common Stock		252,842
	Keryx Biopharmaceuticals Inc	213,098 Shares of Common Stock		990,906
	Kimberly-Clark Corp	65,800 Shares of Common Stock		7,939,428
	Kintetsu World Exp Npv	29,100 Shares of Common Stock		603,441
	Kohls Corp	82,258 Shares of Common Stock		4,460,851
	Kudelski Sa	33,488 Shares of Common Stock		414,090
	L3 Technologies Inc	19,380 Shares of Common Stock		3,834,333
	Lab Corp Amer Hldgs	11,400 Shares of Common Stock		1,818,414
	Lam Resh Corp	29,147 Shares of Common Stock		5,365,088
	Las Vegas Sands Corp	67,600 Shares of Common Stock		4,697,524
	Lasalle Hotel Pptys	52,413 Shares of Common Stock		1,471,233
	Lci Industries	45,009 Shares of Common Stock		5,851,170
	Lennar Corp	62,000 Shares of Common Stock		3,920,880
	Lg Hsehld & Hltcre	718 Shares of Common Stock		797,442
	Lg Innotek Co	4,817 Shares of Common Stock		647,936
	Liberty Expedia Hldgs Inc	25,200 Shares of Common Stock		1,117,116
	Liberty Global Plc	70,924 Shares of Common Stock		2,400,068
	Liberty Global Plc	35,732 Shares of Common Stock		1,280,635

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Liberty Interactive Corporation Qvc Group	22,300 Shares of Common Stock		$ 544,566
	Liberty Media Corp Del	20,300 Shares of Common Stock		805,098
	Lifestyle Internat	274,000 Shares of Common Stock		363,824
	Ligand Pharmaceuticals Incorporated	40,165 Shares of Common Stock		5,499,793
	Linde Ag Npv	36,081 Shares of Common Stock		8,433,419
	Live Nation Entertainment Inc	63,516 Shares of Common Stock		2,703,876
	Loews Corp	45,600 Shares of Common Stock		2,281,368
	Loews Corp	181,400 Shares of Common Stock		9,075,442
	Logmein Inc	33,378 Shares of Common Stock		3,821,781
	London Stock Exchange Group	24,694 Shares of Common Stock		1,267,045
	Lonza Group Ag	1,538 Shares of Common Stock		415,552
	Lowes Cos Inc	48,700 Shares of Common Stock		4,526,178
	Lydall Inc	34,007 Shares of Common Stock		1,725,855
	Madison Square Garden Co	4,800 Shares of Common Stock		1,012,080
	Magellan Health Inc	24,243 Shares of Common Stock		2,340,662
	Magna International Inc	156,100 Shares of Common Stock		8,846,187
	Markel Corp Holding Co	1,000 Shares of Common Stock		1,139,130
	Marketaxess Hldgs Inc	17,104 Shares of Common Stock		3,450,732
	Marriott Intl Inc	16,632 Shares of Common Stock		2,257,461
	Marsh & Mclennan Co	107,653 Shares of Common Stock		8,761,878
	Masco Corp	103,229 Shares of Common Stock		4,535,882
	Masonite Intl Corp	34,692 Shares of Common Stock		2,572,412
	Mattel Inc	242,076 Shares of Common Stock		3,723,129
	Maximus Inc	42,764 Shares of Common Stock		3,061,047
	Maximus Inc	9,700 Shares of Common Stock		694,326
	Maximus Inc	25,031 Shares of Common Stock		1,791,719
	Maxlinear Inc	62,412 Shares of Common Stock		1,648,925
	Medifast Inc	5,487 Shares of Common Stock		383,047
	Mednax Inc	42,400 Shares of Common Stock		2,265,856
	Medtronic Plc	53,097 Shares of Common Stock		4,287,583
	Medtronic Plc	169,292 Shares of Common Stock		13,670,329
	Meitec Corporation Npv	24,700 Shares of Common Stock		1,298,038
	Melia Hotels	74,000 Shares of Common Stock		1,021,881
	Mercialys	9,600 Shares of Common Stock		212,628
	Merck & Co Inc	254,390 Shares of Common Stock		14,314,525
	Meredith Corp	32,297 Shares of Common Stock		2,133,217
	Metlife Inc	205,600 Shares of Common Stock		10,395,136
	Michaels Cos Inc	135,262 Shares of Common Stock		3,271,988
	Micro Focus Intl	26,945 Shares of Common Stock		919,630
	Microchip Technology Inc	74,918 Shares of Common Stock		6,583,794
	Microsoft Corp Com	304,912 Shares of Common Stock		26,082,172
	Minerals Technologies Inc	27,760 Shares of Common Stock		1,911,276
	Misumi Group Inc Npv	22,000 Shares of Common Stock		640,568
	Mitsubishi Ufj Fin Npv	235,300 Shares of Common Stock		1,726,160
	Miura Co Ltd Npv	46,700 Shares of Common Stock		1,256,112

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Mlp Se Npv	37,600 Shares of Common Stock		$ 254,105
	Mmc Norilsk Nickel Adr	103,907 Shares of Common Stock		1,947,217
	Monotype Imaging Hldgs Inc	19,649 Shares of Common Stock		473,541
	Monster Beverage Corp	31,639 Shares of Common Stock		2,002,432
*	Morgan Stanley	37,851,013 Shares of Common Stock		1,986,042,651
	Mosaic Co/The	24,000 Shares of Common Stock		615,840
	Motorola Solutions Inc	38,415 Shares of Common Stock		3,470,411
	Msc Indl Direct Inc	18,936 Shares of Common Stock		1,830,354
	N W Pipe Co Com	75,076 Shares of Common Stock		1,436,955
	Nagaileben Co Npv	23,200 Shares of Common Stock		583,244
	Naspers	4,050 Shares of Common Stock		1,128,962
	National Bk Hldgs Corp	53,025 Shares of Common Stock		1,719,601
	National Storage	536,060 Shares of Common Stock		643,594
	Natural Grocers By Vitamin Cottage Inc	18,599 Shares of Common Stock		166,089
	Nektar Therapeutics	123,439 Shares of Common Stock		7,371,777
	Nestle Sa	65,037 Shares of Common Stock		5,592,715
	Newpark Res Inc	156,372 Shares of Common Stock		1,344,799
	News Corp	102,600 Shares of Common Stock		1,663,146
	News Corp	323,100 Shares of Common Stock		5,237,451
	Nextera Energy Inc	110,924 Shares of Common Stock		6,233,929
	Nhk Spring Co Ltd Npv	64,900 Shares of Common Stock		714,390
	Nihon Parkerizing Npv	65,700 Shares of Common Stock		1,108,706
	Nintendo Co Ltd Npv	11,100 Shares of Common Stock		4,058,668
	Nippon Thompson Co Npv	69,100 Shares of Common Stock		552,677
	Nissha Co Ltd	20,600 Shares of Common Stock		599,805
	Ntt Docomo Npv	24,708 Shares of Common Stock		583,648
	O Reilly Automotive Inc	14,434 Shares of Common Stock		3,471,954
	Obic Co Ltd Npv	17,500 Shares of Common Stock		1,286,285
	Oc Oerlikon Corp	26,070 Shares of Common Stock		440,073
	Occidental Petroleum Corp	138,900 Shares of Common Stock		10,231,374
	Oceanfirst Finl Corp	70,641 Shares of Common Stock		1,854,326
	Okinawa Cellular Npv	5,000 Shares of Common Stock		182,202
	Okinawa Elec Power Npv	34,870 Shares of Common Stock		908,818
	On Semiconductor Corp	80,913 Shares of Common Stock		1,694,318
	One Gas Inc	43,024 Shares of Common Stock		3,151,938
	Open Text Corp	40,200 Shares of Common Stock		1,433,934
	Orion	4,230 Shares of Common Stock		412,905
	Osram Licht Ag Npv	21,336 Shares of Common Stock		1,919,727
	Owens Corning	46,784 Shares of Common Stock		4,301,321
	Oxford Inds Inc	23,506 Shares of Common Stock		1,767,416
	Oxford Instruments	13,400 Shares of Common Stock		154,260
	Pacira Pharmaceuticals Inc	40,021 Shares of Common Stock		1,826,959
	Packaging Corp Amer Com	43,405 Shares of Common Stock		5,232,473
	Palo Alto Networks Inc	30,888 Shares of Common Stock		4,476,907
	Panalpina Welt Ag	4,600 Shares of Common Stock		713,248

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Parker-Hannifin Corp	31,772 Shares of Common Stock		$ 6,341,056
	Partners Group Hlg	60 Shares of Common Stock		41,129
	Paychex Inc	51,804 Shares of Common Stock		3,526,816
	Pebblebrook Hotel Tr	54,943 Shares of Common Stock		2,042,231
	Pennon Group	32,579 Shares of Common Stock		345,078
	Pepsico Inc	78,306 Shares of Common Stock		9,390,456
	Perrigo Company Limited	82,200 Shares of Common Stock		7,164,552
	Pfizer Inc	420,060 Shares of Common Stock		15,214,573
	Pg& E Corp	204,297 Shares of Common Stock		9,158,635
	Philip Morris Intl	123,700 Shares of Common Stock		13,068,905
	Phoenix Satellite	1,382,000 Shares of Common Stock		196,234
	Ping An Insurance Group	239,500 Shares of Common Stock		2,492,334
	Playtech Plc	77,647 Shares of Common Stock		903,843
	Points Intl Ltd	46,861 Shares of Common Stock		482,200
	Polyone Corp	45,232 Shares of Common Stock		1,967,592
	Pool Corp	48,377 Shares of Common Stock		6,272,078
	Ppdc Energy Inc	36,337 Shares of Common Stock		1,872,809
	Ppg Ind Inc	14,500 Shares of Common Stock		1,693,890
	Ppl Corp	90,000 Shares of Common Stock		2,785,500
	Premier Inc	54,152 Shares of Common Stock		1,580,697
	Progenics Pharmaceuticals Inc	186,523 Shares of Common Stock		1,109,812
	Progressive Corp	125,559 Shares of Common Stock		7,071,483
	Progressive Corp	43,600 Shares of Common Stock		2,455,552
	Prosegur Seguridad	145,700 Shares of Common Stock		1,145,966
	Prudential	109,304 Shares of Common Stock		2,817,491
	Psp Swiss Property	7,336 Shares of Common Stock		695,207
	Puma Biotechnology Inc	12,846 Shares of Common Stock		1,269,827
	Pvtpl Dell Inc	357,500 Shares of Common Stock		4,915,625
	Pz Cussons	50,800 Shares of Common Stock		222,308
	Qualcomm Inc	205,500 Shares of Common Stock		13,156,110
	Quanta Svcs Inc	109,536 Shares of Common Stock		4,283,953
	Radian Group Inc	169,568 Shares of Common Stock		3,494,796
	Raffles Medical Npv	669,594 Shares of Common Stock		561,168
	Rami Levi	10,100 Shares of Common Stock		537,053
	Ramirent	139,500 Shares of Common Stock		1,308,266
	Range Res Corp	127,904 Shares of Common Stock		2,182,042
	Range Res Corp	123,100 Shares of Common Stock		2,100,086
	Raytheon Co	25,500 Shares of Common Stock		4,790,175
	Red Hat Inc	22,135 Shares of Common Stock		2,658,414
	Renasant Corp	55,640 Shares of Common Stock		2,275,120
	Renewi Plc	1,499,275 Shares of Common Stock		2,095,073
	Rexel	140,382 Shares of Common Stock		2,548,789
	Rezidor Hotel Grp Npv	128,300 Shares of Common Stock		401,158
	Ricoh Leasing Npv	14,500 Shares of Common Stock		501,997
	Rohm Co Ltd Npv	15,800 Shares of Common Stock		1,750,413

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Ross Stores Inc	33,165 Shares of Common Stock		$ 2,661,491
	Rpc Group	34,400 Shares of Common Stock		410,203
	Rsp Permian Inc	53,491 Shares of Common Stock		2,176,014
	S.W. Airl Co	159,400 Shares of Common Stock		10,432,730
	Saf Holland	93,100 Shares of Common Stock		2,005,034
	Sam Yung Trading	30,001 Shares of Common Stock		496,023
	Samchuly Bicycle	36,850 Shares of Common Stock		312,548
	Samsung Electronic	1,614 Shares of Common Stock		3,841,457
	San-A Co Ltd	16,900 Shares of Common Stock		817,621
	San-Ai Oil Co	99,800 Shares of Common Stock		1,453,811
	Sandy Spring Bancorp Inc	47,587 Shares of Common Stock		1,856,845
	Sap Se	14,317 Shares of Common Stock		1,606,579
	Sartorius Stedim	25,100 Shares of Common Stock		1,817,146
	Sato Holdings	22,500 Shares of Common Stock		684,088
	Sats Ltd	140,700 Shares of Common Stock		547,471
	Sba Communications Corp	29,294 Shares of Common Stock		4,785,468
	Scana Corp	45,100 Shares of Common Stock		1,794,078
	Schlumberger Ltd	22,794 Shares of Common Stock		1,536,088
	Schneider Electric	21,419 Shares of Common Stock		1,822,515
	Scor Se	11,600 Shares of Common Stock		467,258
	Scsk Corp	11,400 Shares of Common Stock		526,232
	Sdl	20,800 Shares of Common Stock		123,522
	Seacoast Bkg Corp Fla	82,792 Shares of Common Stock		2,087,186
	Seek Limited	20,546 Shares of Common Stock		305,492
	Segro Plc	116,077 Shares of Common Stock		921,726
	Sekisui Jushi Corp	28,100 Shares of Common Stock		573,225
	Selective Ins Group Inc	55,319 Shares of Common Stock		3,247,225
	Semtech Corp	77,877 Shares of Common Stock		2,663,393
	Senior	200,200 Shares of Common Stock		706,029
	Sensient Technologies Corp	26,105 Shares of Common Stock		1,909,581
	Seobu T&D	37,335 Shares of Common Stock		456,858
	Ship Healthcare Holdings Inc	20,900 Shares of Common Stock		692,956
	Shutterfly Inc	68,442 Shares of Common Stock		3,404,990
	Shutterstock Inc	62,195 Shares of Common Stock		2,676,251
	Sigma Healthcare	1,020,526 Shares of Common Stock		790,222
	Silgan Hldgs Inc	57,350 Shares of Common Stock		1,685,517
	Skyworks Solutions Inc	1,411 Shares of Common Stock		133,974
	Smartone Telecom	746,502 Shares of Common Stock		899,550
	Southern Co	247,400 Shares of Common Stock		11,897,466
	Southwest Gas Hldgs Inc	41,521 Shares of Common Stock		3,341,610
	Spar Nord Bank As	46,100 Shares of Common Stock		536,064
	Sparebank	50,650 Shares of Common Stock		538,741
	Spark Infr Group	507,152 Shares of Common Stock		995,639
	Spartannash Co	62,465 Shares of Common Stock		1,666,566
	Ss&C Technologies Hldgs Inc	96,995 Shares of Common Stock		3,926,358

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	St James'S Place	24,300 Shares of Common Stock		$ 403,009
	Stamps Com Inc	29,862 Shares of Common Stock		5,614,056
	Standex Intl Corp	21,076 Shares of Common Stock		2,146,591
	Stanley Black & Decker Inc	16,229 Shares of Common Stock		2,753,899
	Stanley Black & Decker Inc	9,410 Shares of Common Stock		1,596,783
	Stericycle Inc	67,252 Shares of Common Stock		4,572,463
	Stericycle Inc	28,900 Shares of Common Stock		1,964,911
	Sterling Bancorp Del	125,206 Shares of Common Stock		3,080,068
	Sthree	120,300 Shares of Common Stock		598,868
	Strayer Ed Inc	21,677 Shares of Common Stock		1,941,826
	Sumitomo Metal Mining Co Ltd	54,039 Shares of Common Stock		2,483,923
	Sun Hung Kai Co	493,000 Shares of Common Stock		314,696
	Sundrug Co Ltd	24,400 Shares of Common Stock		1,134,984
	Supernus Pharmaceuticals Inc	113,936 Shares of Common Stock		4,540,350
	Suruga Bank	35,300 Shares of Common Stock		757,391
	Sysco Corp	54,356 Shares of Common Stock		3,301,040
	Tapestry Inc	46,938 Shares of Common Stock		2,076,068
	Te Connectivity Ltd	86,800 Shares of Common Stock		8,249,472
	Tecan Group Ag	5,030 Shares of Common Stock		1,046,261
	Technicolor	64,028 Shares of Common Stock		220,659
	Techtronic Industr	191,500 Shares of Common Stock		1,248,120
	Tecnicas Reunidas	20,500 Shares of Common Stock		651,350
	Ted Baker	19,800 Shares of Common Stock		726,127
	Teleflex Inc	14,508 Shares of Common Stock		3,609,881
	Teleperformance Societe Europeenne	7,200 Shares of Common Stock		1,032,736
	Tencent Hldgs Limited	32,000 Shares of Common Stock		1,661,955
	Terex Corp	59,712 Shares of Common Stock		2,879,313
	Terreno Rlty Corp	62,038 Shares of Common Stock		2,175,052
	Tetra Tech Inc	95,157 Shares of Common Stock		4,581,810
	Texas Instruments Inc	69,700 Shares of Common Stock		7,279,468
	Tgr Investment Inc	1,128 Shares of Common Stock		480,138
	The Trade Desk Inc	3,292 Shares of Common Stock		150,543
	Thermo Fisher Corp	18,800 Shares of Common Stock		3,569,744
	Tikkurila Oyj	9,700 Shares of Common Stock		207,447
	Tokyo Ohka Kogyo	19,300 Shares of Common Stock		833,506
	Tokyo Tatemono Co	55,300 Shares of Common Stock		747,151
	Topbuild Corp	31,503 Shares of Common Stock		2,386,037
	Transcanada Corp	137,242 Shares of Common Stock		6,675,451
	Transocean Ltd	73,700 Shares of Common Stock		787,116
	Treasury Wine Esta	20,173 Shares of Common Stock		251,822
	Trex Co Inc	11,485 Shares of Common Stock		1,244,859
	Twenty-First Centy Fox Inc	400,800 Shares of Common Stock		13,675,296
	Tyson Foods Inc	230,695 Shares of Common Stock		18,702,444
	Umpqua Hldgs Corp	118,580 Shares of Common Stock		2,466,464
	Unicaja Banco	357,800 Shares of Common Stock		564,555

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Unicredit Spa	94,913 Shares of Common Stock		$ 1,775,677
	Unite Group	78,600 Shares of Common Stock		855,926
	United Arrows Ltd	11,200 Shares of Common Stock		454,860
	United Contl Hldgs Inc	18,600 Shares of Common Stock		1,253,640
	United Internet Ag	11,808 Shares of Common Stock		813,027
	United Parcel Svc Inc	55,400 Shares of Common Stock		6,600,910
	United Technologies Corp	66,298 Shares of Common Stock		8,457,636
	United Therapeutics Corp	11,400 Shares of Common Stock		1,686,630
	Uniti Group Inc	93,900 Shares of Common Stock		1,670,481
	Universal Fst Prods Inc	53,845 Shares of Common Stock		2,025,649
	US Bancorp	219,135 Shares of Common Stock		11,741,253
	US Foods Hldg Corp	54,800 Shares of Common Stock		1,749,764
	Vail Resorts Inc	12,972 Shares of Common Stock		2,756,161
	Value Partners Gp	599,000 Shares of Common Stock		635,987
	Veeva Sys Inc	14,312 Shares of Common Stock		791,167
	Vereit Inc	349,400 Shares of Common Stock		2,721,826
	Verizon Communications	271,500 Shares of Common Stock		14,370,495
	Viacom Inc	65,100 Shares of Common Stock		2,005,731
	Virgin Money Hldgs	75,200 Shares of Common Stock		289,108
	Vmware Inc	52,746 Shares of Common Stock		6,610,129
	Vontobel Hldg Ag	12,171 Shares of Common Stock		768,103
*	Voya Finl Inc	16,500 Shares of Common Stock		816,255
	Vulcan Materials Co	44,300 Shares of Common Stock		5,686,791
	Wabco Hldgs Inc	11,932 Shares of Common Stock		1,712,242
	Walmart Inc	127,700 Shares of Common Stock		12,610,375
	Waste Connections Inc	53,985 Shares of Common Stock		3,829,696
	Waters Corp	25,153 Shares of Common Stock		4,859,308
	Wec Energy Group Inc	12,000 Shares of Common Stock		797,160
	Wells Fargo & Co	410,604 Shares of Common Stock		24,911,345
	Westar Energy Inc	125,800 Shares of Common Stock		6,642,240
	Western Alliance Bancorporation	48,431 Shares of Common Stock		2,742,163
	Western Union Co	60,400 Shares of Common Stock		1,148,204
	Westn Digital Corp	17,300 Shares of Common Stock		1,375,869
	Wienerberger Ag	62,400 Shares of Common Stock		1,511,337
	Willis Towers Watson Plc	11,000 Shares of Common Stock		1,657,590
	Wing Tai Holdings	297,700 Shares of Common Stock		507,899
	Wirecard Ag	54,289 Shares of Common Stock		6,067,255
	Wolverine World Wide Inc	96,804 Shares of Common Stock		3,086,112
	Wood Group	54,300 Shares of Common Stock		477,453
	Worldpay Inc	82,412 Shares of Common Stock		6,061,403
	Wsfs Financial Corp	57,470 Shares of Common Stock		2,749,940
	Xebio Holdings Co	9,500 Shares of Common Stock		180,892
	Xl Group Ltd Xl Group Ltd	165,019 Shares of Common Stock		5,802,068
	Xpo Logistics Inc	51,326 Shares of Common Stock		4,700,948
	Yamazen Corp	50,300 Shares of Common Stock		593,419

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Yoox Net-A-Porter	16,200 Shares of Common Stock		$ 566,470
	Yuasa Trading Co	26,600 Shares of Common Stock		966,951
	Zimmer Biomet Hldgs Inc	14,600 Shares of Common Stock		1,761,782
	Zix Corp	9,968 Shares of Common Stock		43,660
	Zoetis Inc Com	96,905 Shares of Common Stock		6,981,036
	Zuken Inc	57,100 Shares of Common Stock		964,592
	Zumtobel Group Ag	50,300 Shares of Common Stock		605,210

	Cash and cash equivalents
	Interest-Bearing Cash	USD deposits		4,595,675
	Cash	Foreign currency and collaterals		16,178,098

	Government securities
	Federal Home Loan Banks	Fhlb Disc Nt 01-31-2018 0% Disc Nts 31/01/2018 Usd		25,248,806
	Federal Home Loan Banks	Fhlb Disc Nt 02-02-2018 0% Disc Nts 02/02/2018 Usd		22,973,905
	Federal Home Loan Banks	Cons Bd Fltg Rate 04-13-2018 Reg		17,149,743
	Federal Home Loan Banks	Cons Disc Nts 01-22-2018		16,603,087
	Federal Home Loan Banks	Disc Nt Due 01-24-2018		15,411,292
	Federal Home Loan Banks	Tranche 00558 Fltg Rt11-02-2018 Reg		13,501,431
	Federal Home Loan Banks	Frns 11-15-2018		12,997,842
	Federal Home Loan Banks	Fhlb Disc Nt 06-15-2018 0% Disc Nts 15/06/2018 Usd		12,836,724
	Federal Home Loan Banks	Fhlb Disc Nt 02-14-2018		9,885,423
	Federal Home Loan Banks	Fhlb Disc Nt 01-03-2018 0% Disc Nts 03/01/2018 Usd		9,553,618
	Federal Home Loan Banks	Disc Nts 02-28-2018		9,480,145
	Federal Home Loan Banks	Fhlb Disc Nt 01-10-2018 0% Disc Nts 10/01/2018 Usd		9,071,703
	Federal Home Loan Banks	Fhlb Disc Nt 01-19-2018 0% Disc Nts 19/01/2018 Usd		8,939,083
	Federal Home Loan Banks	Fhlb Disc Nt 02-23-2018 0% Disc Nts 23/02/2018 Usd		8,513,733
	Federal Home Loan Banks	Tranche 00544 Fltg Rt 11-01-2018 Reg		8,500,910
	Federal Home Loan Banks	Fhlb Disc Nt 01-12-2018 0% Disc Nts 12/01/2018 Usd		8,276,538
	Federal Home Loan Banks	Disc Nts Disc 0% 01/04/2018		8,019,423
	Federal Home Loan Banks	Fltg Rt Due 09-11-2019		7,998,992
	Federal Home Loan Banks	Fhlb Disc Nt 03-07-2018 0% Disc Nts 07/03/2018 Usd		7,696,484
	Federal Home Loan Banks	Fltg Rt Due 07-05-2018 Reg		7,634,595
	Federal Home Loan Banks	Fhlb Tranche 00242 07-09-2018		7,503,450
	Federal Home Loan Banks	Var Rt Due 04-17-2018		7,254,775
	Federal Home Loan Banks	Fhlb Disc Nt 02-16-2018		7,008,417
	Federal Home Loan Banks	Fhlb Disc Nt 02-07-2018 0% Disc Nts 07/02/2018 Usd		6,990,653
	Federal Home Loan Banks	Fhlb Disc Nt 03-23-2018 0% Disc Nts 23/03/2018 Usd		6,924,165
	Federal Home Loan Banks	Fhlb Disc Nt 03-02-2018 0% Disc Nts 02/03/2018 Usd		6,844,819
	Federal Home Loan Banks	Fhlb Disc Nt 03-21-2018 0% Disc Nts 21/03/2018 Usd		6,795,066
	Federal Home Loan Banks	Fhlb Tranche 00070 .875 03-19-2018		6,493,162
	Federal Home Loan Banks	Cons Disc Nts 02-15-2018		6,448,803
	Federal Home Loan Banks	Fltg 08-22-2018		6,239,120
	Federal Home Loan Banks	Cons Bd Fltg Rate Due 10-03-2018 Reg		6,000,084
	Federal Home Loan Banks	Tranche 00219 Fltg Rt 06-05-2018 Reg		5,499,973

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	Federal Home Loan Banks	Fhlb Fltg Rate 05-09-2018		$ 3,998,172
	Federal Home Loan Banks	Due 02-05-2018 Reg		3,500,315
	Federal Home Loan Banks	Fltg Rt 12-19-2019		3,258,112
	Federal Home Loan Banks	Tranche 00658 Fltg Rt 06-20-2019 Reg		3,210,045
	Federal Home Loan Banks	Cons Bd Dtd 03/08/2016 Fltg Rate 03-08-2018		2,770,562
	Federal Home Loan Banks	Fhlb Tranche 00660 06-20-2019		2,630,037
	Federal Home Loan Banks	Cons Bd Fltg Rt 06-12-2019		2,540,742
	Federal Home Loan Banks	Fltg Rate 02-11-2019 Reg		1,840,342
	Federal Home Loan Banks	Fltg 08-15-2018		1,559,796
	Federal Home Loan Banks	Fltg 08-15-2018		1,559,796
	Federal Home Loan Banks	Cons Disc Nts 02-28-2018		598,746
	Federal Home Loan Banks	Fhlb Disc Nt 04-20-2018 0% Disc Nts 20/04/2018 Usd		373,436
	FFCB	Tranche 04-04-2018		14,012,754
	FFCB	Disc Nt 12-12-2018 0% Disc Nts 12/12/2018 Usd		8,211,635
	FFCB	Disc Nt 01-11-2018 0% Disc Nts 11/01/2018 Usd		5,158,333
	FFCB	Disc Nt 08-10-2018 0% Disc Nts 10/08/2018 Usd		638,900
	FHLMC	.875% 10-12-2018 .875 10-12-2018		5,049,786
	FHLMC	Gold Single Family 4% 30 Years Settles February		4,176,876
	FHLMC	Tranche # Tr 00318 03-08-2018		4,001,024
	FHLMC	.75 01-12-2018		3,959,351
	FHLMC	Disc Nt Due 02-16-2018		1,757,389
	FHLMC	Preassign 001011.5% 01-17-2020		1,485,807
	FHLMC	Ser 4678 Cl Af Fltg Rt 12-15-2042		301,607
	FHLMC	Multiclass Ser 4620 Cl Af 11-15-2042		192,681
	FHLMC	Multiclass Ser 3218 Cl As 09-15-2036		121,311
	FHLMC	Multiclass Ser 3147 Cl Ls 04-15-2036		108,512
	FHLMC	Multiclass Ser 3951 Cl Us Fltg 02-15-2040		51,743
	FHLMC	Fhlmc Multiclass Ser 3218 Cl Sa Flg Rt Due 09-15-2036		9,089
	FHLMC	Multiclass Ser 3828 Cl Sy 02-15-2041 Fltg		3,720
	FNMA	Single Family Mortgage 3.5% 30 Years Settles March		11,975,594
	FNMA	Single Family Mortgage 4% 30 Years Settles March		9,906,686
	FNMA	Single Family Mortgage 4% 30 Years Settles March		7,299,663
	FNMA	Single Family Mortgage 3.5% 15 Years Settles February		6,187,614
	FNMA	Single Family Mortgage 3% 30 Years Settles February		5,293,062
	FNMA	Single Family Mortgage 3.5% 30 Years Settles February		5,125,585
	FNMA	Bd .875% Due 05-21-2018 Reg		4,927,033
	FNMA	1.07 02-27-2018/02-27-2014		4,527,921
	FNMA	Single Family Mortgage 4.5% 30 Years Settles February		4,250,624
	FNMA	Single Family Mortgage 4% 30 Years Settles February		3,132,999
	FNMA	Single Family Mortgage 3.5% 15 Years Settles March		3,090,582
	FNMA	Single Family Mortgage 3.5% 30 Years Settles January		2,566,798
	FNMA	Gtd Mtg Pool #Aj1509 4% 09-01-2041 Beo		1,240,129
	FNMA	Pool #Ab0183 5% 02-01-2025 Beo		998,819
	FNMA	Pool #Ap1215 3.5% 06-01-2043 Beo		779,107
	FNMA	Pool #Ax5306 3.5% 01-01-2027 Beo		726,319

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	FNMA	1.625 11-27-2018 Reg		$ 698,895
	FNMA	Pool #Ab1609 4% 10-01-2025 Beo		511,712
	FNMA	Gtd Mtg Pool #Ai2095 4% 05-01-2026 Beo		390,571
	FNMA	Gtd Mtg Pool #Ak2411 4% Due 02-01-2042 Beo		313,907
	FNMA	Pool #Ab9280 4% 05-01-2043 Beo		273,374
	FNMA	Pool #Ao1771 4% 05-01-2042 Beo		182,032
	FNMA	Gtd Mtg Ah6737 4 2-1-2026		135,063
	FNMA	Fnr 2007-56 Gs Flt Rt 06-25-2037		131,467
	FNMA	Gtd Mtg Pool #Ah9391 4% 03-01-2026 Beo		99,222
	FNMA	Gtd Mtg Pool #Al5548 3.494% Due 05-01-2038 Beo		96,491
	FNMA	00.000Fnra361225Be#Mbs Remic Adjustable 12-25-2036		76,025
	FNMA	Ser 2007-89 Cl Sd Fltg Rt 09-25-2037		70,086
	FNMA	Remic Ser 2005-84 Cl-Sg Flt Rt 10-25-2035		63,647
	FNMA	Gtd Mtg Pool #Al1378 6Due 02-01-2027 Beo		57,294
	FNMA	Remic Tr 2011-60 Cl-Oa Prin Only 08-25-2039 Reg		54,692
	FNMA	Fltg Ser 2007-34 Cl S 04-25-2037 Beo		53,952
	FNMA	Ser 2011-86 Cl Nf Fltg Rt Due 09-25-2041		41,514
	FNMA	Ser 2007-32 Cl Sa Fltg Rt 04-25-2037		32,676
	FNMA	Remic Tr 2010-2 Cl-Gf Fltg 12-25-2049		25,164
	FNMA	Gtd Mtg Pool #Al7632 3.5% 10-01-2030 Beo		21,669
	FNMA	Pool #As0508 3.5% 09-01-2028 Beo		20,683
	FNMA	Pool #Ae7017 3.5% Due 10-01-2020 Reg		20,607
	FNMA	2007-15 Cl Ai Var 03-25-2037		19,517
	FNMA	Pool #Aw6899 3.5% 07-01-2029 Beo		17,740
	FNMA	Remic Tr 2009-87 Cl-Hs Var Rate 11-25-2039		7,959
	FNMA	Fr Cmo 25/03/37 Usd 03-25-2037		7,779
	FNMA	Gtd Mtg Pool #Al0846 3.5% 10-01-2026 Beo		7,737
	FNMA	Ser 2007-4 Cl Sl Fltg Rt 02-25-2037		5,172
	FNMA	Gtd Mtg Pool #Ad9083 4Due 07-01-2025 Reg		3,201
	FNMA	Ser 2011-40 Cl Sx Var Rt Due 11-25-2040 Beo		1,021
	FNMA	Ser 2013-M4 Cl X1 Var Rt 02-25-2018		54
	GNMA	Pool #Ak8998 3% 07-15-2045 Beo		721,893
	GNMA	2017-H14 Remic Passthru Ctf Cl Fg 06-20-2067		617,386
	GNMA	2016-H17 Mtg Pass Thru Ctf Cl Mx Fc08-20-2066		482,284
	GNMA	Pool #Al1871 3% 01-15-2045 Beo		470,081
	GNMA	Pool #Ab9437 3.5 Due 11-15-2042 Reg		349,824
	GNMA	2016-H13 Remic Pass Thru Secs Cl Ft05-20-2066		336,886
	GNMA	Pool #Am4137 3.5% 04-15-2045 Beo		324,765
	GNMA	Ser 2015-H20 Cl Fb Flt Rt 08-20-2065		250,739
	GNMA	Pool #Al5414 3.5% 02-15-2045 Beo		246,029
	GNMA	2016-H20 Remic Passthru Ctf Cl Fg 08-20-2066		177,993
	GNMA	Remic 2015-H30 Cl Fd Flt Rt 10-20-2065		159,422
	GNMA	Remic Ser 2013-H16 Cl Fa Fltg 07-20-2063		146,021
	GNMA	2017-H05 Remic Passthru Ctf Cl Fc Fltg 02-20-2067		103,394
	Small Business Admin	Gtd Dev Partn Ctf 5.12 Due 11-01-2027 Reg		336,787

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	United States of America	Treas Bills 0% 03-29-2018		$ 47,788,220
	United States of America	Bills Dtd 06-28-2018		39,703,520
	United States of America	Treas Infl Indexed Bonds 2.375 Due 01-15-2025 Beo		15,985,685
	United States of America	Treas Nts Index Linked 1.875 Due 07-15-2019 Reg		14,293,144
	United States of America	Treas Nts Dtd 12/31/2015 2.125% Due 12-31-2022 Reg		11,850,722
	United States of America	Treas Notes 0.125% 04-15-2021		11,518,080
	United States of America	Treas Bills 04-05-2018		11,299,312
	United States of America	Treasury Bills Dtd 680 1.7071878% Due 01-31-2018 Reg		10,407,476
	United States of America	Treas Nts Fixed 1.375% Due 09-30-2020		10,241,566
	United States of America	Treas Nts Dtd 01/15/2016 01-15-2026		9,956,518
	United States of America	Treas Bills 05-03-2018 United States Treas Bills		9,953,030
	United States of America	Treas Nts Dtd 02/28/2013 .75% Due 02-28-2018 Reg		9,551,014
	United States of America	Treas Bills 06-07-2018		9,529,017
	United States of America	Treas Bonds 04-15-2028		7,969,800
	United States of America	Treas Bills Dtd 05-31-2018		7,683,527
	United States of America	Treas Notes 0.125% Infl Idx 04-15-2020		6,969,058
	United States of America	Treas Infl Indexed Nts .125% 07-15-2022		6,480,644
	United States of America	Treas Notes Idx Lkd Nt 1.375 Nts Tips 1/15/2020		6,086,730
	United States of America	Treas Notes 1.25 07-15-2020		5,827,668
	United States of America	Treas Nts Tips .375 07-15-2023		5,787,936
	United States of America	Treas Bds Index Linked 2.5 Due 01-15-2029 Reg		5,686,027
	United States of America	Treas Nts Wi Treasury Note2% Due 11-15-2026 Reg		5,516,306
	United States of America	Infl Indxd Treas Notes 0.25% Tb 01-15-25 Usd1000 A-2025		4,861,622
	United States of America	Tsy Infl Ix Treas Bd 0.625 01-15-2024		4,775,885
	United States of America	Treas Nts Dtd 07/31/2016 1.6041515% Due 07-31-2018 Reg		4,004,428
	United States of America	Treas Nts Dtd 04/30/2016 Fltg Rate 1.6201515% Due 04-30-2018 Reg		4,002,956
	United States of America	Treas Bds 2.125 2-15-2041		3,955,159
	United States of America	Treas Infl Nts 0.375% Dtd 07/15/2015 07-15-2025		3,875,234
	United States of America	Treas Nts Dtd 00471 1.375%Due 07-31-2018 Reg		3,630,173
	United States of America	Treas Bds 1.375 02-15-2044 Reg		3,518,868
	United States of America	Treas Bds Index Linked 1.75 Due 01-15-2028 Reg		2,937,805
	United States of America	Tsy Infl Ix N/B Treas Bonds 0.75% 02-15-2045		2,210,738
	United States of America	Bds Indx Lnkd 0.875% 02-15-2047		2,144,898
	United States of America	Treas Notes Inflation Index 0.125 Nts 07-15-2024		2,073,760
	United States of America	Treas Bds 2.25% Due 08-15-2027		1,971,876
	United States of America	Treas Bds 4.375 Due 05-15-2040 Reg		1,934,063
	United States of America	Treas Bills T Bill 0% 03-22-2018		1,919,277
	United States of America	Treas Bds 1.375 02-15-2044 Reg		1,832,744
	United States of America	Treas Bills 0% Bds 06-14-2018		1,817,902
	United States of America	Treas Bd 2.375% 5-15-2027		1,595,437
	United States of America	Treas Bonds 0.75 Deb Tips 02-15-2042		1,477,007
	United States of America	Treas Bds Tsy Infl Ix N/B 02-15-2046		1,312,259
	United States of America	Treas Nts 1.875% Due 02-28-2022 Reg		1,285,934
	United States of America	Treas 2.25% Due 02-15-2027 Reg		1,282,938
	United States of America	Treas Nts Dtd 05/15/2014 2.5% Due 05-15-2024 Reg		1,243,885

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	United States of America	Treas Bonds Dtd 02/15/2015 2.5% Due 02-15-2045 Reg		$ 1,239,316
	United States of America	Treas Bds Index Linked 2.00 Due 01-15-2026 Reg		1,203,589
	United States of America	Treasury Nts 1.125% Tips 15/1/21 Usd1000 01-15-2021		1,161,242
	United States of America	Treasury Dtd 02/15/2010 02-15-2040		1,098,892
	United States of America	Treas Bds Dtd 2.75% 08-15-2047		1,051,313
	United States of America	Treas Notes Nts 0.125% Infl Index 07-15-2026		1,045,684
	United States of America	Treas Nts Treasury Note 2%Due 12-31-2021 Reg		994,922
	United States of America	Treas Nts Dtd 11/15/2015 2.25% Due 11-15-2025 Reg		892,090
	United States of America	Treas Bonds 0.75 Deb Tips 02-15-2042		881,796
	United States of America	Treas Bds Inflation Index Linked 3.875% 04-15-2029		820,269
	United States of America	Treas 1.875% Due 07-31-2022		690,512
	United States of America	Treas Nts Tips Dtd 07-15-2011 07-15-2021		623,543
	United States of America	Treas Bills 06-21-2018 United States Treas Bills		575,892
	United States of America	Treas Nts Infl Indexed 0.375% 7-15-2027		521,555
	United States of America	Treas 1.875% Due 08-31-2022		492,969
	United States of America	Treas Infl Indexed Nts 0.125C 04-15-2019		420,126
	United States of America	Treas Nts 0.125% Index Linked 01-15-2022		401,609
	United States of America	Treas 2.125% 10-31-2024		398,156
	United States of America	Treas Nts 1.875% 08-31-2024		369,773
	United States of America	Treas Infl Indexed Bonds 3.375 Due 04-15-2032 Ar12 Due 04-15-32 Reg		361,405
	United States of America	Treas 3% Due 05-15-2047		315,410
	United States of America	Treas Nts Dtd 05/31/2017 2.0% 05-31-2024		294,398
	United States of America	Treas Bonds 0.625% Tips Infl Idx 02-15-2043 Usd1000		230,952
	United States of America	Treas Bds 2.875% Due 11-15-2046		205,164
	United States of America	Treas Nts Infl Indexed 0.375% 7-15-2027		200,598
	United States of America	Treas Nts Index Linked 1.625 Due 01-15-2018 Reg		117,727
	United States of America	Treas Bonds 0.625% Tips Infl Idx 02-15-2043 Usd1000		104,978
	United States of America	Tsy Infl Ix N/B Us Gvt National 0.375%01-15-2027		101,377
	United States of America	Tsy Infl Ix N/B Us Gvt National 0.125%04-15-2022		100,712
	United States of America	Treas Nts Dtd 11/15/2014 2.25% Due 11-15-2024 Reg		99,484
	United States of America	Treas Nts 2.125% 03-31-2024		98,981
	United States of America	Treas Bds Index Linked Notes 2.375 Due 01-15-2027 Reg		85,862
	Argentina Republic	Bd 6.875% Due 01-26-2027 Reg		327,750
	Argentina Republic	Frn 22/06/20 Ars1		165,219
	Argentina Republic	Frn 04/2022 Ars1		7,604
	Australia Commonwealth	3% Idx/Lkd Snr 20/09/25 Aud		220,210
	Brazil	Letra Tesouro Nacional 0.0% 01/07/18		3,300,361
	Brazil	Letra Tesouro Nacional 0.0% 01/07/18		2,745,433
	Brazil	Secretaria Tesouro 0% Tb 01/04/18 Brl1000		148,371
	Canada (Govt Of)	Idx/Lkd Snr 01/12/2026 Cad		319,038
	France (Govt Of)	0% T-Bill 10/01/2018 Eur1		480,406
	France (Govt Of)	0% Tb 31/01/18 Eur1		240,311
	France (Govt Of)	0% Tb 31/01/18 Eur1		204,264
	Germany (Fed Rep)	4% Snr 04/01/2018 Eur0.01		156,147
	Italy (Rep Of)	0% T-Bill 31/01/18 Eur1000		1,249,289

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	Italy (Rep Of)	Buoni Poliennali Del Tes 0.75% 15/01/2018		$ 240,286
	Italy (Rep Of)	0% T-Bill 31/01/18 Eur1000		240,248
	Japan (Govt Of)	0% T-Bill 26/02/2018 Jpy		3,995,545
	Japan (Govt Of)	0% T-Bill 13/02/2018 Jpy		3,640,192
	Japan (Govt Of)	0% T-Bill 10/01/2018 Jpy		621,407
	Japan (Govt Of)	0% T-Bill 12/01/2018 Jpy		532,638
	Japan (Govt Of)	0% T-Bill 22/01/2018 Jpy		355,107
	Japan	Pvtpl Japan Fin Organization For Municipalities 2.0% 09-08-2020		295,962
	Japan	Development Bk Japan Nt 144A 1.625% Due 09-01-2021 Beo		287,394
	Kuwait	Nt 144A 3.5% Due 03-20-2027 Beo		609,367
	Mexico (United Mexican States)	4.5% Index Linked Bds22/11/35 Mxn100		331,490
	Netherlands	Pvptl Tranche # Tr 41 2.125% 12-14-2020		299,011
	Netherlands	Waha Aerospace B V Gtd Bd 144A 3.925 Due07-28-2020 Beo Sinking Fund 07-28-2018		213,049
	New Zealand (Govt)	2% Iln 20/09/25 Nzd1000		948,044
	Peru	Bonos De Tesoreria 144A Bnds 6.15% 12/08/2032		296,834
	Saudi Arabia Kingdom	Global Medium Term Tranche # Tr 4 2.875% 03-04-2023		589,813
	Saudi Arabia Kingdom	Global Medium Term Tranche # Tr 5 3.625% Due 03-04-2028 Reg		198,200
	Sweden	Kingdom Of Sweden Bnds .875% 31/01/2018		240,489
	United Kingdom (Govt Of)	0.125% Idx/Lkd 22/03/26 Gbp		10,246,219
	United Kingdom (Govt Of)	0% Tsy Bill 29/01/18 Gbp1		946,780
	United Kingdom (Govt Of)	0% Tsy Bill 29/01/18 Gbp1		743,898
	United Kingdom (Govt Of)	4.25% Stk 07/12/27 Gbp		173,953
	United Kingdom (Govt Of)	Idx/Lkd Bds 22/11/2056 Gbp		2,718
	California St	5.7% 11-01-2021 Beo Taxable		111,504
	California St	7.7% 11-01-2030 Beo Taxable		114,984
	California St	7.95 03-01-2036 Beo Taxable		111,672
	Illinois St	Taxable-Ser 1-Build Amer 6.63% Due 02-01-2035 Beo Taxable		787,901
	Indiana St	Fin Auth Rev 6.596% 02-01-2039 Beo Taxable		1,063,598
	United States	Los Angeles Cnty Calif Pub Wks Fing Authlease Rev 6.091% 08-01-2022 Beo Taxable		458,348
	United States	Metro Wastewtr Reclamation Dist Colo Swrrev 5.018% 04-01-2020 Beo Taxable		435,229
	Michigan St	Univ Revs 6.173% 02-15-2050 Beo Taxable		625,190
	New York St	Dorm Auth St Pers Income Taxrev 5.289% 03-15-2033 Beo Taxable		586,485
	Port Auth N Y & N J	4.458% 10-01-2062 Beo Taxable		346,419
	Seminole Cnty Fla Wtr & Swr Rev	6.443% 10-01-2040 Beo Taxable		446,628
	South Carolina Student Ln Corp Ed Ln	Revser A-3 Fltg Rt Due 12-01-2023 Taxable		186,668
	Texas Transn Commn St Hwy Fd Rev	5.028% 04-01-2026 Beo Taxable		561,555

	Corporate debt instruments
	Abbvie Inc	4.4% Due 11-06-2042		536,073
	Acadia Healthcare	6.5% Due 03-01-2024		156,000
	Acrisure Llc	7% Due 11-15-2025		212,027
	Advanced Micro	7% Due 07-01-2024		310,875
	Advanced Micro	7.5% Due 08-15-2022		274,375
	Aecom	5.125% Due 03-15-2027		178,264
	Aecom	5.75% Due 10-15-2022		239,775

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Aegis	Asset Backed Secs Tr 2004-3 Mtg Pass Thru Ctf Cl A-1 09-25-2034 Reg		$ 4,011
	Aercap Ireland Cap	4.625% Due 10-30-2020		104,828
	Aes Corp	5.125% 09-01-2027		126,000
	Aes Corp	5.5% Due 03-15-2024		78,000
	Aflac Inc	6.45% Due 08-15-2040		179,531
	Air Med Merger	Sub 6.375% Due 05-15-2023		163,200
	Aircastle Ltd	5.125% Due 03-15-2021		31,538
	Aircastle Ltd	5.5% Due 02-15-2022		32,138
	Aircastle Ltd	6.25% Due 12-01-2019		374,525
	Ak Steel Corp	7.0% 03-15-2027		101,750
	Ak Stl Corp	08-09-2017 6.375% Due 10-15-2025 Reg		113,850
	Albertsons Cos Llc	Fixed 6.625% Due 06-15-2024		118,438
	Albertson'S Llc	Term Loan B4 Due 08-25-2021 Beo		383,902
	Alliance Data Sys	5.375% Due 08-01-2022		201,500
	Alliance Res Oper	7.5% Due 05-01-2025		132,813
	Ally Auto	1.59% Due 04-15-2020		598,282
	Ally Auto	1.81% Due 06-15-2020		99,872
	Ally Finl Inc	3.5 Due 01-27-2019 Reg		201,000
	Ally Finl Inc	4.125% Due 03-30-2020		306,000
	Ally Finl Inc	4.625% Due 03-30-2025		236,250
	Ally Finl Inc	4.625% Due 05-19-2022		78,000
	Ally Finl Inc	5.75% Due 11-20-2025		239,800
	Ally Finl Inc	7.5% Due 09-15-2020		193,813
	Ally Finl Inc	8% Due 11-01-2031		94,900
	Alpha 3 B V	6.25% Due 02-01-2025		128,125
	Alphabet Holding Company, Inc.	Term Loan Senior Secured 08-14-2025		147,800
	Altice Fing S A	7.5% Due 05-15-2026		292,875
	Amaya Holdings B.V.	Tlb Due 08-01-2021 Beo		321,729
	Amaya Holdings B.V.	Initial Term B Loan(2Nd Lien) Due 08-01-2022 Beo		77,188
	Amc Entmt Hldgs Inc	5.875% 11-15-2026		162,525
	Amc Entmt Inc	5.75% Due 06-15-2025		173,031
	Amc Networks Inc	4.75% Due 08-01-2025		218,075
	Amc Networks Inc	4.75% Due 12-15-2022		125,614
	Ameren Corp	Disc Coml Paper 3/A3 Yrs 3&4Cpn 01-02-2018		199,969
	American Honda Fin Corp	Med Term Nts Boo Fltg Rt Due 11-05-2021		100,074
	Amerigas Partners	5.5% Due 05-20-2025		25,250
	Amerigas Partners	5.75% Due 05-20-2027		75,750
	Amerigas Partners	5.875% Due 08-20-2026		309,000
	Amern Axle & Mfg	6.5% Due 04-01-2027 144A		58,231
	Amern Axle & Mfg	6.625 Due 10-15-2022		311,250
	Amern Intl Group	4.375% Due 01-15-2055		712,972
	Amern Tower Corp	Fixed 2.8% Due 06-01-2020		301,869
	Amphenol Corp	Disc Coml Paper 4/2 Yrs 3&4 Cpn 01-08-2018		249,897
	Amsurg Corp	5.625% Due 07-15-2022		322,190
	Ancestry.Com Inc.	Term Loan Due 10-19-2023 Beo		84,536

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Anheuser Busch Inbev Fin Inc	4.625 Due 02-01-2044 Reg		$ 551,680
	Anheuser-Busch	3.3% Due 02-01-2023		102,329
	Arcelormittal Step Cpn	7.5% Due 03-01-2041		164,450
	Arcelormittal Step Cpn	7.75% Due10-15-2039		121,600
	Ard Finance S A Pik	7.125% 09-15-2023		313,500
	Ardagh Packaging	6% Due 02-15-2025		210,500
	Asbury Automotive	6% Due 12-15-2024		520,600
	Ashland Inc Ashland Inc	Term Loan Secondlien Due 07-31-2022 Beo		576,000
	Assuredpartners	7% Due 08-15-2025		114,425
	Ast Backed Fdg	Fltg Rt 2.18135% Due 04-25-2034		68,710
	Asurion Llc (Fka Asurion Corporation)	Term Loan B5 Due 11-03-2023 Beo		165,963
	At&T Inc	5.15% Due 02-14-2050		101,246
	At&T Inc	Fltg Rt 2.37152% Due 01-15-2020		100,596
	At&T Inc	Fltg Rt 2.67152% Due 07-15-2021		202,741
	Atd Fin Corp	10.25% Due 03-01-2022		206,000
	Aust & Nz Bkg Group	Aust & Nz Bkg Group 144A Frn 09-23-2019 Beo		705,519
	Avantor Inc	6% Due 10-01-2024		134,494
	B & G Foods Inc	5.25% Due 04-01-2025		122,058
	B A T Cap	Corp Nt Fltg 144A Due 08-14-2020 Beo		100,538
	B A T Cap	Corp Nt Fltg 144A Due 08-14-2020 Beo		201,077
	Ba Cr Card Tr	1.36% Due 09-15-2020		299,676
	Bank Amer Corp	2.625% Due 10-19-2020		605,038
	Bank Amer Corp	3.3% Due 01-11-2023		204,600
	Bank Amer Corp	3.419% Due 12-20-2028		291,063
	Bank Amer Corp	Bds 4 04-01-2024		343,566
	Bank New York Inc	Medium Term Sr Nts Boo 2.6% Due 08-17-2020		403,061
	Bank Of America Corp	1.75% Due 06-05-2018		599,744
	Bank Of America Corp	2.6 Due 01-15-2019		29,099
	Barclays Bk Plc	7.625 Due 11-21-2022		1,359,000
	Barclays Plc	Glb Flt% Aug 10 2021 Due 08-10-2021 Beo		209,261
	Bass Pro Group Llc	Term Loan B Due 12-15-2023 Beo		372,773
	Beacon Roofing Sup	6.375% Due 10-01-2023		425,500
	Bell Cda	Disc Coml Paper 4/2 Yrs 3&4 02-15-2018		249,473
	Berry Global Inc	6.0% 10-15-2022		104,750
	Berry Plastics	5.125% Due 07-15-2023		208,000
	Bldg Matls Corp	5.375% Due 11-15-2024		135,889
	Bombardier Inc	6.125% Due 01-15-2023		372,400
	Bombardier Inc	8.75% Due 12-01-2021		10,975
	Boston Scientific Corp	Disc Coml Paper 4/2 Yrs 3&4 01-31-2018		249,588
	Brand Energy	8.5% Due 07-15-2025		94,500
	Brand Energy & Infrastructure Services Inc	Term Ln Due 06-14-24		304,360
	Brfkredit	1% Cvd Bds 01/01/18 Dkk0.01		258,067
	Brfkredit	Brfkredit 1% Cvd Bds 01/04/18 Dkk0.01		340,002
	Brfkredit As	2.0% 01/04/18		211,017
	Brinker Intl Inc	3.875% Due 05-15-2023		48,500

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Brinker Intl Inc	5% Due 10-01-2024		$ 70,700
	Brinks Co	4.625% Due 10-15-2027		186,200
	Bway Hldg Co	7.25% Due 04-15-2025		108,413
	Ca Res Corporation	Term Ln Sr Secd 1St Lien Due 08-02-2023 Beo		520,125
	Cablevision Sys	5.875% Due 09-15-2022		265,950
	Calatlantic Group	5% Due 06-15-2027		77,813
	Calatlantic Group	5.25% Due 06-01-2026		26,438
	California Resources Corporation	Term Loan Senior Secured 11-17-2022		119,400
	Calpine Corp	5.25% Due 06-01-2026		88,201
	Calpine Corp	5.5% Due 02-01-2024		142,875
	Calpine Corp	5.75% Due 01-15-2025		99,225
	Cantor Fitzgerald	7.875% Due 10-15-2019		541,225
	Cco Hldgs Llc	5.125% Due 02-15-2023		332,313
	Cco Hldgs Llc	5.375% Due 05-01-2025		309,096
	Cd&R Wtrwks Merger	6.125% Due 08-15-2025		106,575
	Cdk Global Inc	Step Cpn 3.8% Due 10-15-2019		51,000
	Cdw Llc / Cdw Fin	5% Due 09-01-2023		475,525
	Centene Corp Del	4.75% Due 01-15-2025		228,938
	Centene Corp Del	5.625% Due 02-15-2021		595,950
	Centurylink Inc	5.625% Due 04-01-2020		15,113
	Centurylink Inc	5.8 Due 03-15-2022		514,185
	Centurylink Inc	7.5% Due 04-01-2024		149,625
	Cf Inds Inc	7.125% Due 05-01-2020		102,488
	Change Healthcare	5.75% Due 03-01-2025		75,000
	Charter	3.579% Due 07-23-2020		101,864
	Chase Issuance Trust	Ser 2017-A1 Cl A Frn 01-18-2022		401,424
	Cheniere Corpus	5.875% Due 03-31-2025		444,338
	Cheniere Corpus Christi Hldgs Llc	5.125% 06-30-2027		258,600
	Choice Hotels Intl	5.75% Due 07-01-2022		332,880
	Chs / Cmnty Health Sys Inc	6.25% 03-31-2023		193,500
	Cit Group Inc	3.875 Due 02-19-2019 Reg		202,000
	Cit Group Inc	5% Due 08-01-2023		213,000
	Citigroup Coml Mtg	3.608% Due 11-10-2048		622,799
	Citigroup Inc	2.35% Due 08-02-2021		1,088,009
	Citigroup Inc	2.45% Due 01-10-2020		200,092
	Citigroup Inc	2.75% Due 04-25-2022		199,595
	Citigroup Inc	Fltg Rt 3.06246% Due 10-26-2020		204,161
	Citigroup Inc	Global Sr Nt Fltg Due 10-27-2022/09-27-2022 Reg		299,536
	Clear Channel	6.5% Due 11-15-2022		203,000
	Clear Channel	7.625% Due 03-15-2020		48,938
	Clear Channel	7.625% Due 03-15-2020		53,900
	Cmo Bear Stearns	Alt-A Tr 2005-1 Ctf Cl A-1 Var Rate Due 01-25-2035 Reg		21,572
	Cmo Bear Stearns	Alt-A Tr 2006-8 Mtg Passthru Ctf Cl Iii-A-1 01-25-2037 Reg		405,507
	Cmo Bear Stearns	Arm Tr Ser 2004-10 Cl I2A5 3.529685% Due 01-25-2035 Beo		120,420
	Cmo Cwmbs Inc	Ser 2004-Hyb2 Cl 6-A Flt Rt Due 07-20-2034 Beo		45,515

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Cmo Gs Mtg	Secs Corp 2004-Cw1 Cl Iia-1 6% Due 04-01-2034 Reg		$ 202,566
	Cmo Gs Mtg	Secs Corp 2005-Ar7 Mtg Passthru Ctf Cl 2A1 Due 11-25-2035 Reg		43,402
	Cmo Gs Mtg	Secs Corp Ser 2005-Ar6 Cl 1A1Due 09-25-2035 Reg		94,592
	Cmo Gs Mtg	Secs Tr 2010-C2 3.849 Due 12-10-2043 Beo		26,562
	Cmo Harborview Mtg	Ln Ser 05-9 Cl B1 Fltg 06-20-2035		619,072
	Cmo Harborview Mtg	Ln Tr 2004-1 Passthructf Cl 2-A 4.6186 04-19-2034 Reg		25,780
	Cmo Jpmbb Coml Mtg Secs	Tr 2015-C31 Cl Asb 3.5395% Due 08-15-2048 Beo		621,012
	Cmo Jpmbb Coml Mtg Secs	Tr Ser 2015-C32 Cl Asb 3.3582% 11-15-2048		615,469
	Cmo Jpmdb Coml Mtg Secs	Tr 2016-C2 Mtg Pass Thru Ctf Cl A-Sb 2.9542 06-15-2049		601,157
	Cmo Merrill Lynch Mtg Invs Inc	Iii-A Due 05-25-2033		13,425
	Cmo Merrill Lynch Mtg Invs Inc	2004-D Cl A1 09-25-2029 Reg		39,220
	Cmo Merrill Lynch Mtg Invs Inc	2005-3 Mtg Bkd Ctf Cl 4-A Due 11-25-2035 Reg		3,007
	Cmo Merrill Lynch Mtg Invs Inc	Due 10-25-2035 Reg		11,271
	Cmo Merrill Lynch Mtg Invs Inc	Ser 2003-C Cl A1 6-25-28		4,896
	Cmo Structured Adj Rate Mtg	Ln Tr Due 11-25-2034 Reg		38,689
	Cmo Structured Adj Rate Mtg	Ln Tr Due 11-25-2034 Reg		253,496
	Cmo Structured Asset Mtg Invts Ii Inc	Ser 04-Ar2 Cl Ia Var 05-19-2034 Reg		68,864
	Cmo Structured Asset Secs Corp	2003-40A Cl 3-A1 Due 01-25-2034 Beo		150,821
	Cmo Structured Ast Mtg Invts Ii Inc	Due 07-19-2035 Reg		9,275
	Cmo Structured Ast Mtg Invts Ii Inc	Due 07-19-2035 Reg		12,159
	Cmo Thornburg Mtg Secs	Tr 2007-4 Mtg Pass Thru Ctf Cl 3A-1 Due 09-25-2037 Beo		19,663
	Cmo Wa Mut Mtg Secs Corp	2005-Ar1 Cl A-1A Var Due 12-25-2044 Reg		62,838
	Cmo Wamu Mtg	Pass-Thru Ctfs 2005-Ar8 Ctfcl 2-A-1A Due 07-25-2045 Reg		153,022
	Cmo Wamu Mtg	Pass-Thru Ctfs Ser 2005-Ar13 Cl A-1A1 Flt 10-25-45		476,617
	Cmo Wells Fargo Coml Mtg	Tr Ser 2015-Nxs4 Mtg Ctf Cl Asb 3.522% 12/15/2048		619,464
	Cmo Wells Fargo Mtg Bkd Secs	2004-Aa Tr Mtg Pthru Ctf Cl A-1 Var 12-25-34 Reg		49,670
	Cmo Wells Fargo Secs	2005-Ar12 Tr Cl Ii-A-5 4.322 06-25-2035 Reg		38,269
	Cmo1 Contl Airls Pass	Fixed 7.25% Due 05-10-2021		271,729
	Cnh Indl Cap Llc	4.375% Due 04-05-2022		129,496
	Coml Metals Co	5.375% Due 07-15-2027		76,500
	Conagra Brands, Inc.	Nt Due 10-09-2020 Reg		100,159
	Consol Energy Inc	11% 11-15-2025		157,500
	Contl Res Inc	4.9% Due 06-01-2044		143,250
	Contl Res Inc	5 Due 09-15-2022		203,000
	Corecivic Inc	4.75% Due 10-15-2027		158,000
	Corp Andina De Fomento	3.95% 15/10/2021		214,508
	Covanta Hldg Corp	5.875% Due 07-01-2025		472,350
	Cr Agricole Sa	8.125 09-19-2033		415,140
	Cr Suisse	6.5 Due 08-08-2023		223,800
	Cr Suisse Group	3.75% Due 03-26-2025		255,097
	Crestwood	6.25% Due 04-01-2023		259,800
	Csc Hldgs Llc	6.75% Due 11-15-2021		235,950
	Cyrusone Lp	5% Due 03-15-2024		108,938
	Cyrusone Lp	5% Due 03-15-2024		51,875
	Cyrusone Lp	5.375% Due 03-15-2027		73,500

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Cyrusone Lp	5.375% Due 03-15-2027		$ 57,750
	D R Horton Inc	3.75 Due 03-01-2019		101,344
	Daimler Fin N Amer	Fltg Rt 1.90738% Due 03-02-2018		600,084
	Daimler Fin North Amer Llc	Due 02-12-2021 Beo		199,902
	Davita Inc	5% Due 05-01-2025		124,963
	Davita Inc	5.75 Due 08-15-2022		329,200
	Delphi Jersey	5% Due 10-01-2025		268,313
	Deutsche Bk Ag	Fltg Rt 2.5396% Due 05-10-2019		305,587
	Deutsche Bk Ag Frankfurt	Sr Nt 4.25% Due10-14-2021		416,146
	Deutsche Bk Ag Frankfurt	Sr Nt 4.25% Due10-14-2021		520,183
	Deutsche Telekom Ag	Disc Coml Paper 4/2 Yrs 3&4 01-30-2018		499,164
	Diamond 1 Fin Corp	3.48% Due 06-01-2019		303,758
	Diamond 1 Fin Corp	7.125% Due 06-15-2024		76,640
	Dish Dbs Corp	5% Due 03-15-2023		340,200
	Dish Dbs Corp	5.875% 11-15-2024		345,681
	Dish Dbs Corp	5.875% Due 07-15-2022		628,125
	Donnelley R R &	6% Due 04-01-2024		70,031
	Donnelley R R &	6.5% Due 11-15-2023		456,000
	Duke Energy Corp	2.65% Due 09-01-2026		479,084
	Dynegy Inc	New Del 5.875% Due 06-01-2023		531,563
	Dynegy Inc	New Del 7.625% Due 11-01-2024		107,250
	Eagle Hldg Co Ii	7.625% Due 05-15-2022		176,750
	Eldorado Resorts Inc	6.0% 04-01-2025		78,375
	Emc Corp	2.65% Due 06-01-2020		345,565
	Enbridge Inc	Sr Nt Fltg Rate 01-10-2020		200,276
	Enbridge Inc	Sr Nt Fltg Rate 01-10-2020		100,138
	Enbridge Inc	Sr Nt Fltg Rate Due 06-15-2020 Reg		403,715
	Encana Corp	6.5% Due 05-15-2019		420,298
	Energy Transfer Partners	6.7% 07-01-2018		306,625
	Eni Fin Usa Inc	Disc Coml Paper 4/2 Yrs 3&4 Cpn 05-07-2018		397,335
	Enpro Inds Inc	5.875% Due 09-15-2022		130,156
	Entergy Ark Inc	3.75% Due 02-15-2021		310,868
	Entergy Corp	Disc Coml Paper 4/2 Yrs 3&4 02-12-2018		249,503
	Entergy Gulf Sts	3.95% Due 10-01-2020		311,117
	Enterprise Prods Oper Llc	Disc Coml Paper 4/A2 Yrs 3&4 01-05-2018		249,928
	Equifax Inc Disc	Coml Paper 4/2 Yrs 3&4 01-18-2018		249,694
	Equinix Inc	5.875% Due 01-15-2026		348,969
	Erp Oper Ltd Partnership	Disc Coml Paper 4/2 Yrs 3&4 02-16-2018		249,456
	Evolution Escr	7.5% Due 03-15-2022		496,375
	Felcor Lodging Ltd Partnership	5.625 Due 03-01-2023		462,375
	Ferrellgas L P	6.75% Due 06-15-2023		458,750
	Firstenergy Corp	4.25 Due 03-15-2023		208,891
	Fmg Res Aug 2006	5.125% Due 05-15-2024		202,500
	Ford Cr Auto Lease	Fltg Rt 1.69947% Due 11-15-2019		173,216
	Ford Mtr Cr Co Llc	2.375% Due 01-16-2018		200,025

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Ford Mtr Cr Co Llc	2.459% Due 03-27-2020		$ 598,073
	Freeport-Mcmoran	3.875% Due 03-15-2023		472,625
	Freeport-Mcmoran	4.55% Due 11-14-2024		193,173
	Freeport-Mcmoran	5.45% Due 03-15-2043		109,863
	Freeport-Mcmoran Inc	5.4% Due 11-14-2034/11-14-2014 Reg		208,588
	Frontier	10.5% Due 09-15-2022		232,925
	Frontier	11% Due 09-15-2025		44,100
	Fti Consulting Inc	6% Due 11-15-2022		772,913
	Gen Mtrs Accep	8 Due 11-01-2031		25,950
	Gen Mtrs Finl Co	Fixed 3.2% Due 07-13-2020		506,787
	General Motors Finl Co	Frn 04-10-2018		200,398
	Genesis Energy L P	6% Due 05-15-2023		15,188
	Genesis Energy L P	6.75% Due 08-01-2022		451,313
	Genesis Energy L P/Genesis Energy Fin	6.5% 10-01-2025		60,900
	Gfl Environmental	5.625% Due 05-01-2022		223,063
	Glencore Fdg Llc	Disc Coml Paper Program 4/2 Yrs 3&4 01-18-2018		399,596
	Global Partners Lp/Glp Fin Corp	7.0% Due06-15-2023		256,875
	Gm Finl Cnsmr	Fltg Rt 1.70947% Due 05-18-2020		1,300,793
	Golden Nugget Inc	6.75% Due 10-15-2024		178,063
	Goldman Sachs	2.876% Due 10-31-2022		99,713
	Goldman Sachs	5.75% Due 01-24-2022		665,299
	Goldman Sachs	Fltg Rt 2.78849% Due 09-15-2020		305,681
	Goldman Sachs	Fltg Rt 2.78849% Due 09-15-2020		407,574
	Goldman Sachs	Fltg Rt 2.90447% Due 04-23-2020		812,326
	Goldman Sachs Group Inc	Medium Term Nts Tranche # Tr 00590 Var Rt Due 11-15-2018		301,856
	Goldman Sachs Group Inc	Nt Fltg 10-31-2022		300,390
	Goodyear Tire	5.125% Due 11-15-2023		495,610
	Goodyear Tire	Fixed 4.875% Due 03-15-2027		46,069
	Granite Acquisition Inc	Term B Loan (Second Lien) Due 12-17-2022 Beo		863,158
	Graphic Packaging	4.875% Due 11-15-2022		371,875
	Great Westn Pete	9% Due 09-30-2021		150,800
	Greeneden U.S. Holdings I, Llc	Usd Term Loan Senior Secured 12-01-2023		249,556
	Greif Inc	7.75 Due 08-01-2019		266,875
	Greystar Real	5.75% 12-01-2025		103,000
	Grinding Media Inc	7.375% Due 12-15-2023		375,795
	Group 1 Automotive	5.25% Due 12-15-2023		490,438
	Gs Mtg Secs	Ser 2014-Gc26 Cl A-Ab 3.365% 3.365% 11-10-2047		616,402
	Gs Mtg Secs	Tr 2010-C1 Mtg Pass Thru Ctfcl A-2 144A 4.592 10 Aug 2043		625,516
	Gulfport Energy Corp	6.0% 10-15-2024		475,000
	Gulfport Energy Corp	6.375% 05-15-2025		150,750
	Hanesbrands Inc	4.625% Due 05-15-2024		484,500
	Hca Hldgs Inc	6.25% Due 02-15-2021		477,000
	Hca Inc	3.75% Due 03-15-2019		15,131
	Hca Inc	4.5% Due 02-15-2027		226,125
	Hca Inc	4.75% 05-01-2023		334,750

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Hca Inc	5% Due 03-15-2024		$ 78,000
	Hca Inc	5.5% Due 06-15-2047		403,988
	Hca Inc	5.875 Due 05-01-2023		240,188
	Hca Inc	7.5 Due 02-15-2022		168,750
	Herc Rentals Inc	7.5% Due 06-01-2022		431,000
	Hertz Corp	144A 7.625% Due 06-01-2022 Beo		392,813
	Hertz Corp	5.875 Due 10-15-2020		50,125
	Hewlett Packard Enterprise Co	Disc Coml Paper 4/2 Yrs 3&4 01-04-2018		249,932
	Hilton Worldwide	Fixed 4.625% Due 04-01-2025		56,513
	Hitachi Cap Amer Corp	Disc Coml Paper 3/A3 Yrs 3&4 01-05-2018		249,917
	Hp Inc	Disc Coml Paper Nts 4/2 Yrs 3&4 01-25-2018		249,657
	Hp Inc	Disc Coml Paper Nts 4/2 Yrs 3&4 01-02-2018		249,959
	Hsbc Bank Plc (Ryaniar Holdings Plc)	P-Note 29/10/18		4,426,024
	Hsbc Hldgs Plc	4.3% Due 03-08-2026		318,954
	Hsbc Hldgs Plc	Fltg Rt 3.76263% Due 03-08-2021		842,650
	Hughes Satellite	6.5% Due 06-15-2019		156,750
	Hughes Satellite	6.625% Due 08-01-2026		366,625
	Hughes Satellite	7.625% Due 06-15-2021		383,435
	Hyundai Auto Lease	1.69% Due 12-16-2019		199,560
	Hyundai Cap Amer	Disc Coml Paper 4/2 Yrs3&4 01-03-2018		249,942
	Img Worldwide Inc	Term Loan(2Nd Lien) Due 05-06-2022 Beo		283,333
	Infor Us Inc	6.5% Due 05-15-2022		300,150
	Ing Groep N V	6.5% Due 12-31-2049		325,500
	Ing U S Fdg Llc	Disc Coml Paper 3/A3 Yrs3&4 05-25-2018		496,525
	Ing Us Fdg Llc	Iam Coml Paper 3/A3 12-15-2017 Var Rt 09-11-2018		399,902
	Intelsat Jackson	7.5% Due 04-01-2021		186,550
	Intelsat Jackson Hldgs S A	5.5 Due 08-01-2023		130,800
	Intelsat Jackson Hldgs S A	7.25 Due 10-15-2020/10-15-2015 Reg		94,000
	Intl Lease Fin	8.25% Due 12-15-2020		114,865
	Iron Mountain Inc Del	5.75 Due 08-15-2024		182,250
	J P Morgan Mtg Tr	Fltg Rt 3.503958% Due 06-25-2035		24,244
	Jpmorgan Chase & Co	2.55% Due 10-29-2020		300,882
	Jpmorgan Chase & Co	3.2% Due 01-25-2023		306,000
	Jpmorgan Chase & Co	Nt Fltg Rate Due 03-01-2021/02-01-2021 Reg		309,340
	Jpmorgan Chase & Co	Fixed 2.25% Due 01-23-2020		1,598,930
	Kinder Morgan	5.95% Due 02-15-2018		904,185
	Klx Inc	5.875% Due 12-01-2022		335,104
	Kraft Heinz Foods	2% Due 07-02-2018		299,991
	Kraft Heinz Foods	3.95% Due 07-15-2025		723,010
	Kronos Acquisition Intermediate Inc.	Initial Loan Due 08-04-2022 Beo		108,495
	Ladder Cap Fin	5.875% Due 08-01-2021		51,500
	Lamar Media Corp	5.875 Snr Nt Due 02-01-2022		224,675
	Lennar Corp	2.95% Due 11-29-2020		69,475
	Lennar Corp	4.5% Due 04-30-2024		179,428
	Lennar Corp	4.5% Due 06-15-2019		92,025

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Lennar Corp	4.5% Due 11-15-2019		$ 384,844
	Level 3 Fing Inc	Fixed 5.375% Due 08-15-2022		101,280
	Lifepoint Hospitals Inc	5.5% Due 12-01-2021 Beo		255,000
	Lithia Mtrs Inc	5.25% Due 08-01-2025		78,188
	Live Nation Entmt	5.375% Due 06-15-2022		465,188
	Lsc Communications Inc	144A Bnds 8.75% 10-15-2023		179,813
	M/I Homes Inc	Fixed 5.625% 08-01-2025		91,343
	Macquarie Bk Ltd	0% Due 04-04-2019		400,412
	Mallinckrodt Intl	4.75% Due 04-15-2023		266,900
	Marriott Intl Inc	Disc Coml Paper 4/2 Yrs 3&4 01-02-2018		249,958
	Marriott Intl Inc	Disc Coml Paper 4/2 Yrs 3&4 01-09-2018		249,882
	Match Group Inc	5% Due 12-15-2027		137,025
	Matthews Intl Corp	5.25% Due 12-01-2025		121,200
	Mediacom Broadband	5.5% Due 04-15-2021		20,250
	Mediacom Broadband	6.375 Due 04-01-2023		190,088
	Medtronic Inc	4.625% Due 03-15-2045		466,021
	Mercedes-Benz Auto	1.15% Due 01-15-2019		118,107
	Merrill Lynch & Co Inc	Medium Term Nts Btranche # Tr 00677 6.875% Due 04-25-2018		507,639
	Merrill Lynch Mtg Invs Inc	2005-2 Cl 2A Flt Rt Due 10-25-2035		24,258
	Mgm Growth Pptys	4.5% Due 01-15-2028		49,000
	Mgm Resorts Intl	6.75 Due 10-01-2020		448,200
	Mgm Resorts Intl	8.625 Due 02-01-2019		42,400
	Mgm Resorts Intl	8.625 Due 02-01-2019		318,000
	Molina Healthcare	4.875% Due 06-15-2025		134,663
	Molina Healthcare	5.375% Due 11-15-2022		140,738
	Mondelez Intl Inc	Disc Coml Paper 4/2 Yrs 3&4 01-11-2018		249,865
	Mondelez Intl Inc	Disc Coml Paper 4/2 Yrs 3&4 01-04-2018		399,888
	Mph Acqstn Hldgs	7.125% Due 06-01-2024		511,200
	Mpt Oper	6.375% Due 03-01-2024		211,500
	Mpt Oper	Fixed 5% Due 10-15-2027		295,438
	Murphy Oil Corp	5.125 12-01-2042		141,651
	Murphy Oil Corp	5.75% Due 08-15-2025		199,388
	Murphy Oil Corp	6.875% Due 08-15-2024		160,125
	Murphy Oil Corp	Step Cpn 4.45% Due 12-01-2022		245,919
	Mylan N V	Fixed 3.75% Due 12-15-2020		204,371
	Nationstar Mtg Llc	6.5% Due 07-01-2021		461,256
	Navient Corp	5% Due 10-26-2020		152,063
	Navient Corp	6.5% Due 06-15-2022		104,950
	Navient Corp	6.75% Due 06-25-2025		71,925
	Navient Stud Ln Tr	Fltg Rt 2.71135% Due 03-25-2066		180,844
	Navistar Inc	Term Loan Senior Secured 11-01-2024		99,967
	Netflix Inc	5.5% Due 02-15-2022		210,250
	Ngl Energy Partners Lp/Ngl Energy	7.5% 11-01-2023		464,625
	Nissan Auto	Fltg Rt 1.85947% Due 04-15-2019		60,010
	Nissan Auto Lease Tr	2017-A Asset Backednt Cl A-2B Var Rt 09-16-2019		1,000,365

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Nissan Mtr Accep Corp	Disc Coml Paper 4/2 Yrs 3&4 02-21-2018		$ 249,338
	Nordea Hypotek Ab	2.25% Bds 19/06/19 Sek10000		822,704
	Nordea Realkredit	2% Bds 01/01/18 Dkk0.01		274,218
	Novastar Mtg	Fdg Tr Ser 06-1 Cl A1A Fltg 05-25-2036		186,663
	Nrg Energy Inc	6.25% Bnds 07-15-2022		52,000
	Nrg Energy Inc	7.25% Due 05-15-2026		190,530
	Nrw Bk	Disc Coml Paper Citi 4/2 Yrs 3&4 02-20-2018		299,305
	Nuance Communications Inc	5.625% 12-15-2026		156,188
	Nuance Communications Inc	6.0% Due 07-01-2024		375,375
	Nustar Logistics L	6.75% Due 02-01-2021		106,500
	Nykredit Realkredi	1% Cvd Bds 01/04/18 Dkk0.01		356,157
	Nykredit Realkredi	1% Cvd Bds 01/07/18 Dkk0.01		1,072,825
	Nykredit Realkredi	1% Snr Sec 01/07/18 Dkk0.01		634,099
	Nykredit Realkredi	2% Bds 01/07/18 Dkk0.01		1,208,748
	Nykredit Realkredi	2% Cvd Bds 01/04/18 Dkk0.01		259,672
	Nykredit Realkredi	2% Snr Sec 01/04/18 Dkk0.01		389,480
	Oracle Corp	1.9% Due 09-15-2021		295,265
	Owens-Brockway	5.875% Due 08-15-2023		269,375
	Parsley Energy Llc	5.25% Due 08-15-2025		175,438
	Parsley Energy Llc	5.625% Due 10-15-2027		153,375
	Penske Automotive	5.375% Due 12-01-2024		126,875
	Penske Automotive	5.75% Due 10-01-2022		410,438
	Petsmart Inc	7.125% 03-15-2023		332,393
	Pinnacle Entmt Inc	New 5.625% 05-01-2024		82,390
	Platform Specialty	6.5% Due 02-01-2022		454,850
	Ppn Cmo 4Times Sqr Tr 06-4Ts Cmlmtg	Pasthru Ctf 144A Cl A 5.4 Due 121328 Beo		313,931
	Prestige Auto	1.46% Due 07-15-2020		105,552
	Prestige Brands	6.375% Due 03-01-2024		207,250
	Pride Intl Inc Del	8.5% Due 06-15-2019		264,375
	Pride Intl Inc	Del Sr Nt 7.875 Due 08-15-2040		91,300
	Prologis L P	4.25 Due 08-15-2023		642,350
	Pvptl Cco Hldgs Llc / Cco Hldgs Cap Corp	5.125% Due 05-01-2027		492,500
	Pvptl Continental Res Inc	4.375% Due 01-15-2028/01-15-2026		118,464
	Pvptl Dynegy Inc.	Fixed 8.125% Due 01-30-2026		109,250
	Pvptl Fmg Res August 2006 Pty Ltd	4.75% Due 05-12-2017		172,125
	Pvptl Iron Mtn Inc	New 4.875% 09-15-2027		190,000
	Pvptl Lennar Corp	4.75% 11-29-2027		123,576
	Pvptl Ngpl Pipeco Llc	4.875% Due 08-15-2027 Beo		160,813
	Pvptl Ngpl Pipeco Llc	Fixed 4.375% Due 08-15-2022		40,675
	Pvptl Oi European Group	4% 03-15-2023		75,101
	Pvptl Src Energy Inc	6.25% 12-01-2025		194,275
	Pvptl Targa Res Partners Lp	5.0% 01-15-2028		154,613
	Pvptl Tesla Inc	5.3% 8-15-2025		276,950
	Pvptl Usg Corp	4.875% Due 06-01-2027/05-15-2017		88,107
	Pvtpl Adams Ml Clo Ltd	14-1A Cl A-1-R 144A Fltg Rt 07-15-2026		300,909

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Advanced Disposal Services Inc	Bnds 5.625% Due 11-15-2024		$ 204,500
	Pvtpl Alliance Data Sys Corp	Sr 5.875% Due 11-01-2021/10-27-2016 Beo		179,375
	Pvtpl Alliance Data Sys Corp	Sr Nt 6.375 Due 04-01-2020		302,235
	Pvtpl Allison Transmission Inc	Sr 4.75% 10-01-2027		90,563
	Pvtpl Altice S A	Bd 7.75 Due 05-15-2022		197,000
	Pvtpl Amazon Com Inc	Nt 144A 1.9% Due 08-21-2020 Beo		99,180
	Pvtpl American Axle & Mfg Inc	6.25% Due 04-01-2025/03-23-2017		57,888
	Pvtpl Ardagh Packaging Fin Plc/Ardagh Hldgs	Gtd Sr Secd 7.25% 05-15-2024		707,688
	Pvtpl Ascent Res Utica Hldgs Llc	10.0% 04-01-2022		134,063
	Pvtpl At&T Inc	4.1% Due 02-15-2028/11-15-2027 Beo		1,637,399
	Pvtpl Avis Budget Car Rent Llc	6.375% 04-01-2024		78,023
	Pvtpl Bank Amer Corp	Sr Nt 144A 3.004% Due 12-20-2023/12-20-2017 Beo		172,442
	Pvtpl Baytex Energy Corp	144A 5.625% Due 06-01-2024/06-06-2014 Beo		279,375
	Pvtpl Big Riv Stl Llc/Brs Fin Corp	7.25% 09-01-2025		158,625
	Pvtpl Block Communications Inc	6.875% 02-15-2025		183,313
	Pvtpl Bluescope Stl Fin Ltd	Gtd Sr 144A 6.5 05-15-2021		364,875
	Pvtpl Bombardier Inc	144A 7.75% Due 03-15-2020/03-29-2010 Beo		268,750
	Pvtpl Bombardier Inc	7.5% 12-01-2024		167,475
	Pvtpl Bombardier Inc	7.5% Due 03-15-2025		100,780
	Pvtpl Bway Holding Company	Bnds 5.5% Due 04-15-2024/		400,400
	Pvtpl Cable One Inc	5.75% Due 06-15-2022 Beo		41,300
	Pvtpl Camelot Fin S A	Sr Nt 144A 7.875% Due 10-15-2024/10-03-2016 Beo		117,425
	Pvtpl Catamaran Clo	Sr 13-1A Cl Ar Fltg Due 01-27-2028		700,000
	Pvtpl Cbs Radio Inc	7.25% Due 11-01-2024		274,138
	Pvtpl Cco Hldgs Llc	144A 5.0% 02-01-2028		267,438
	Pvtpl Cent Clo 20 Ltd	Nt Cl A-R 144A 3C7 Fltg Rate 01-25-2026		300,863
	Pvtpl Centennial Resource Prodtn Llc	5.375% Due 01-15-2026/11-30-2017		96,781
	Pvtpl Cequel Communications Hldgs I Llc	5.125% 12-15-2021		305,763
	Pvtpl Cequel Communications Holdings I Llc	6.375 Due 09-15-2020		170,520
	Pvtpl Cheniere Energy Partners L P	5.25% Due 10-01-2025 Beo		132,275
	Pvtpl Chesapeake Energy Corp	144A 8.0% Due 06-15-2027/06-06-2017 Beo		115,200
	Pvtpl Chesapeake Energy Corp	144A 8.0% Due 01-15-2025		80,800
	Pvtpl Chesapeake Energy Corp	Sr Secd Second Lien 144A 8.0% 12-15-2022		124,056
	Pvtpl Churchill Downs	4.75% 01-15-2028		158,952
	Pvtpl Cifc Fdg	Ser 15-2A Cl Ar Fltg 04-15-2027		700,000
	Pvtpl Cit Group Inc	5.5 Due 02-15-2019 Beo		128,438
	Pvtpl Cmo Dbubs 2011-Lc1 Mtg	Tr Passthru Ctf Cl A-2 144A 4.528 07-01-19		65,604
	Pvtpl Cmo Evergreen Cr Card	Tr 2017-1 Cl A Fltg 10-15-2021		700,958
	Pvtpl Cmo Gs Mtg Secs Corp	Tr Ser 2016-Rent Cl B 3.98% 02-10-2029		102,386
	Pvtpl Cmo Gs Mtg Secs	Tr 2010-C2 Var Rt Due 12-10-2043 Beo		106,413
	Pvtpl Cmo J P Morgan Chase Coml Mtg Secs	Cl A-3 4.3877 Due 02-15-2046 Beo		195,500
	Pvtpl Cmo J P Morgan Chase	Ser 16-Wpt Cl A Fltg Rt 10-15-2018		300,750
	Pvtpl Cmo Jp Morgan Chase Coml Mtg Secs	Tr 2011-C A-3 4.1063 Due 07-15-2046 Beo		755,878
	Pvtpl Cmo Jpmcc Re-Remic	Ser 2016-Flrr Cl Afl 1 01-15-2033		77,191
	Pvtpl Cmo Obp Depositor Llc	Tr 2010 Obp Ctf 144A 4.6462 Due 07-15-2045 Beo		522,793

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Cmo Rbssp Resecuritization	Tr 2009-12 Fltg 10-25-2035		$ 65,864
	Pvtpl Cmo Rbssp Resecuritization	Tr 2010-1 Cl 2-A1 144A Var 07-26-2045 Beo		149,230
	Pvtpl Cmo Rbssp Resecuritization	Tr Ser 2009-12 Cl 18A1 Fltg 12-25-2035		229,694
	Pvtpl Commonwealth Bk Australia Tranche	Tr 00201 Fltg Due 03-10-2020		904,160
	Pvtpl Commscope Inc	Sr Nt 144A 5.5% Due 06-15-2024/06-15-2019 Beo		312,000
	Pvtpl Commscope Technologies Llc	144A Bnds 5.0% Due 03-15-2027		130,000
	Pvtpl Communications Sales & Leasing Inc	7.125% 12-15-2024		204,750
	Pvtpl Constellium N V	5.75% Due 05-15-2024/05-07-2014 Beo		255,000
	Pvtpl Cps Auto Receivables	Tr 2016-D 1.5% Due 06-15-2020 Beo		130,045
	Pvtpl Crc Escrow Issuer Llc/Crc Finco Inc	5.25% 10-15-2025		161,200
	Pvtpl Credit Suisse Group Ag	6.5 Due 08-08-2023 Beo		447,600
	Pvtpl Crownrock L P/Crownrock Fin Inc	5.625% 10-15-2025		95,475
	Pvtpl Daimler Fin North Amer Llc	Nt 144A1.65% Due 03-02-2018 Beo		824,722
	Pvtpl Dana Fing Luxembourg S A R L	Sr 6.5% Due 06-01-2026/05-27-2016 Beo		162,563
	Pvtpl Dean Foods Co	6.5% Due 03-15-2023 Beo		169,150
	Pvtpl Denali Capital Clo X Ltd	Fltg Rt Ser 13-1A Cl A1Lr Due 10-26-2027		601,951
	Pvtpl Denbury Res Inc	9.0% Due 05-15-2021		255,313
	Pvtpl Diamond 1 Fin Corp	Sr 144A 5.875		197,125
	Pvtpl Dole Food Co Inc	7.25% 06-15-2025		162,188
	Pvtpl Endo Fin Llc / Endo Finco Inc	5.875% Due 01-15-2023		117,000
	Pvtpl Endo Fin Llc / Endo Finco Inc	144A7.25% Due 01-15-2022/07-15-2017 Beo		86,500
	Pvtpl Entegris Inc	4.625% 02-10-2026		121,800
	Pvtpl Extraction Oil & Gas Hldgs Llc/Extract	7.875% Due 07-15-2021 Beo		158,625
	Pvtpl Extraction Oil & Gas Inc	7.375% 05-15-2024		85,400
	Pvtpl Figueroa Clo 2013-2 Ltd/Figueroa Clo 2	Ser 13-2A Cl A1R Frn 06-20-2027		600,648
	Pvtpl First Data Corporation	5.375% Due 08-15-2023		457,996
	Pvtpl Flex Acquisition Co Inc	Sr 6.875% Due 01-15-2025		414,240
	Pvtpl Florida Gas Transmission Co	Sr Nt 144A 5.45% Due 07-15-2020/07-19-2010 Beo		533,325
	Pvtpl Fmg Res Aug 2006	Fixed 9.75% Due 03-01-2022		365,145
	Pvtpl Forest Labs Inc	Sr Nt 4.875 Due 02-15-2021 Beo		196,886
	Pvtpl Forest Labs Inc	Sr Nt 5 Due 12-15-2021		106,948
	Pvtpl Freedom Mtg Corp	8.125% 11-15-2024		91,688
	Pvtpl Garda World Sec Corp	Sr Nt 7.25 Due 11-15-2021		127,813
	Pvtpl Gfl Environmental Inc	144A 9.875% Due 02-01-2021/03-14-2016 Beo		263,438
	Pvtpl Golden Credit Card Trust	Ser 2017-4A Cls A Var 144A 07-15-2024		602,639
	Pvtpl Greeneden U S Hldgs Ii Llc	10.0% 11-30-2024		136,563
	Pvtpl Griffon Corp	5.25% 03-01-202 2		222,200
	Pvtpl Gulfport Energy Corp	6.375% 01-15-2026		95,238
	Pvtpl Gw Honos Sec Corp	8.75% Due 05-15-2025 Beo		80,625
	Pvtpl Harland Clarke Hldgs Corp	Sr Secd 8.375% Due 08-15-2022 Beo		114,230
	Pvtpl Hill-Rom Hldgs Inc	Sr 5.0% 02-15-2025		101,970
	Pvtpl Hudbay Minerals Inc	7.625% Due 01-15-2025 Beo		93,075
	Pvtpl Hudbay Minerals Inc Hudbay Minerals	7.25% Due 01-15-2023 Beo		106,000
	Pvtpl Hyundai Auto Lease Securitization Tr	17-B Nt Cl A-2-B 0.0% 12-16-2019		600,364
	Pvtpl Imperial Tob Fin Plc	2.95% Due 07-21-2020 Beo		201,931

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Infor Software Parent Llc	Sr Contin Cash Pay Nt 7.125 Due 05-01-2021		$ 255,625
	Pvtpl Inmarsat Fin Plc	Gtd 4.875% 05-15-2022		698,250
	Pvtpl Inmarsat Fin Plc	Gtd Sr Nt 144A 6.5% Due 10-01-2024/09-22-2016 Beo		228,375
	Pvtpl Inventiv Group Hldgs Inc	7.5% Due 10-01-2024		111,240
	Pvtpl Iron Mtn Inc	New Sr Nt 144A 5.25% Due 03-15-2028/12-27-2017 Beo		159,200
	Pvtpl Italics Merger Sub Inc	7.125%07-15-2023		117,588
	Pvtpl Jaguar Hldg Co Ii/Pharmaceutical	6.375% Due 08-01-2023		439,350
	Pvtpl Jda Escr Llc / Jda Bd Fin Inc	Srnt144A 7.375 Due 10-15-2024/10-06-2016Beo		104,750
	Pvtpl Jefferies Fin Llc/Jfin	Sr Nt 144A 7.375 Due 04-01-2020 Beo		205,750
	Pvtpl Jeld-Wen Inc	Sr Nt 4.625% 12-15-2025		55,413
	Pvtpl Jeld-Wen Inc	Sr Nt 4.875% 12-15-2027		80,800
	Pvtpl Jupiter Res Inc	Sr Nt 144A 8.5% Due 10-01-2022/10-01-2017 Beo		110,360
	Pvtpl Kar Auction Svcs Inc	5.125% Due 06-01-2025 Beo		66,625
	Pvtpl Kfc Hldg / Pizza Hut / Taco	4.75% Due 06-01-2027		46,013
	Pvtpl Kronos Acquisition Hldgs In	144A 9.0% Due 08-15-2023/08-15-2018 Beo		420,750
	Pvtpl Ladder Cap Fin Hldgs Lllp	5.25% Due 10-01-2025 Beo		149,250
	Pvtpl Masonite Intl Corp New	5.625% Due 03-15-2023/03-23-2015 Beo		47,039
	Pvtpl Mastr Specialized Ln Tr	2006-01 Mtg Passthru Ctf Cl 144A A 1-25-36		10,720
	Pvtpl Mattel Inc	144A 6.75% 12-31-2025		126,681
	Pvtpl Mdc Partners Inc	6.5% Due 05-01-2024		130,650
	Pvtpl Mednax Inc	Sr 144A 5.25% Due 12-01-2023/12-08-2015 Beo		117,013
	Pvtpl Melco Resorts Fin Ltd	4.875% 06-06-2025		247,686
	Pvtpl Midas Inter Holdco Ii/Fin	7.875% Due 10-01-2022 Beo		302,250
	Pvtpl Midcontinent	Fixed 6.875% Due 08-15-2023		180,413
	Pvtpl Montefiore Med Ctr Ny	Gnma Coll Taxbl Rev Bd 144A Due 05-20-27		463,005
	Pvtpl Moog Inc	Sr Nt 144A 5.25% Due 12-01-2022/12-01-2017 Beo		362,250
	Pvtpl Mp Clo Vii Ltd	Ser 15-1A Cl A-1-R Fltg Rt Due 04-18-2027		300,000
	Pvtpl Navient Student Ln Tr	2016-5 Nt Cla Fltg 144A Var Rt Due 06-25-2065 Beo		1,025,886
	Pvtpl Navient Student Ln Tr	Sr 2017-3 Cl A-1 Fltg Due 07-26-2066		147,607
	Pvtpl Navient Student Loan Trust	Sr 17-A Cl A1 Fltg Due 12-16-2058		258,820
	Pvtpl Navistar Intl Corp	New 6.625%11-01-2025		245,194
	Pvtpl Nelnet Student Ln Tr	2010-1 2010-1 Student Ln Asset Bkd Nt 11-25-2048		177,810
	Pvtpl Nelnet Student Ln Tr	Ser 17-3A Cl A Fltg 02-25-2066		699,998
	Pvtpl Netflix Inc	4.875% 04-15-2028		230,300
	Pvtpl New York Life Global Fdg	1.95% 02-11-2020		596,105
	Pvtpl Nextera Energy Oper Partners Lp	4.25% 09-15-2024		101,750
	Pvtpl Nfp Corp	144A 6.875% Due 07-15-2025/07-12-2017 Beo		322,400
	Pvtpl Nova Chemicals Corp	Sr Nt 144A 5.25 06-01-2027		219,450
	Pvtpl Nrg Energy Inc	5.75% 01-15-2028		45,450
	Pvtpl Numericable Group S A	144A 6% Due 05-15-2022/05-15-2017 Beo		253,125
	Pvtpl Ocp Clo 2015-9 Ltd	Ser 15-9A Cl A1R Fltg 07-15-2027		600,100
	Pvtpl Ocp Clo Ltd	Ser 2015-10A Cl A-1-R Fltg 10-26-2027		700,378
	Pvtpl Octagon Invt Partners Xvii Ltd	Sr Secd Nt Cl A 10-25-2025		300,531
	Pvtpl Palmer Square Clo Ltd	Ser 13-1A Cl A1R Frn 05-15-2025		191,799
	Pvtpl Park Aerospace Hldgs	5.25% 08-15-2022		74,531

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Park Aerospace Hldgs Ltd	144A 5.5% Due 02-15-2024 Beo		$ 148,875
	Pvtpl Pdc Energy Inc	5.75% Due 05-15-2026		128,125
	Pvtpl Peabody Secs Fin Corp	144A 6.375 Due 03-31-2025/02-15-2017 Beo		104,000
	Pvtpl Park Aerospace Hldgs	Pvtpl Petrobras Global Fin B V Gtd Nt 5.999% 01-27-2028		350,875
	Pvtpl Petsmart Inc	5.875% Due 06-01-2025		214,900
	Pvtpl Platform Specialty Prods Corp 5.875%	Due 12-01-2025 Beo		213,388
	Pvtpl Polaris Inter Corp	8.5% 12-01-2022		601,750
	Pvtpl Post Hldgs Inc	Sr 5.75% Due 03-01-2027 Bo		75,295
	Pvtpl Pq Corp	5.75% 12-15-2025		117,013
	Pvtpl Pq Corp	Sr Secd 6.75% Due 11-15-2022/05-04-2016 Beo		101,413
	Pvtpl Precision Drilling Corp	7.125% Due 01-15-2026 Beo		51,000
	Pvtpl President & Fellows Harvard Cg	Taxable Bd 2008D 144A 6.5 Due 01-15-2039		884,519
	Pvtpl Prestige Brands Inc	144A 5.375% Due 12-15-2021/12-17-2013 Beo		330,688
	Pvtpl Pricoa Global Fdg I	1.6 Due 05-29-2018		199,816
	Pvtpl Qualitytech Lp	4.75% 11-15-2025		101,000
	Pvtpl Quicken Lns Inc	5.25% 01-15-2028		266,544
	Pvtpl Quicken Loans Inc	5.75% Due 05-01-2025 Beo		414,004
	Pvtpl Realogy Group Llc	5.25% 12-01-2021		466,875
	Pvtpl Regionalcare Hosp Partners Hldgs Inc	144A 8.25% Due 05-01-2023/04-29-2016		237,375
	Pvtpl Rite Aid Corp	Sr 144A 6.125% Due 04-01-2023/04-01-2018 Beo		243,675
	Pvtpl Rockies Express Pipeline Llc	6.875% Due 04-15-2040/03-22-2010		22,500
	Pvtpl Rockies Express Pipeline Llc	14A 6.0%01-15-2019		215,775
	Pvtpl Sba Communications Corp	New 4.0% 10-01-2022		135,169
	Pvtpl Sealed Air Corp	New 144A 5.25% Due04-01-2023/03-21-2013 Beo		223,650
	Pvtpl Sesi L L C	Sr 7.75% Due 09-15-2024 Beo		106,250
	Pvtpl Sfr Group Sa	Bnds 144A 7.375% 05-01-2026		538,781
	Pvtpl Sfr Group Sa	Bnds 6.25% 144A 6.25% 05-15-2024 Beo		200,500
	Pvtpl Sinclair T.V. Group Inc	Sr Nt 144A5.125 Due 02-15-2027/08-30-2016Beo		148,688
	Pvtpl Sirius Xm Radio Inc	6 Due 07-15-2024 Beo		290,813
	Pvtpl Slm Stud Ln Tr	2007-1 Ast Backed Nt Cl A-5A Var Rt Due 01-26-2026 Reg		139,238
	Pvtpl Softbank Group Corp	Bnds 4.5% Due 04-15-2020 Beo		209,414
	Pvtpl Southern Star Cent Corp	Sr Nt 144A5.125% Due 07-15-2022/07-15-2017 Beo		181,563
	Pvtpl Sprint Communications Inc	Bnds 9.0% Due 11-15-2018		157,890
	Pvtpl Starwood Property Trust Inc	Bnds 4.75% Due 03-15-2025		114,138
	Pvtpl Std Inds Inc	Del 4.75% 01-15-2028		119,275
	Pvtpl Summit Materials Llc	5.125% Due 06-01-2025 Beo		76,500
	Pvtpl Symantec Corp	5.0% Due 04-15-2025		78,000
	Pvtpl Talen Energy Supply Llc	9.5% Due 07-15-2022		333,125
	Pvtpl Tallgrass Energy Partners Lp	5.5% Due 01-15-2028 Beo		121,464
	Pvtpl Tallgrass Energy Partners Lp	Tallgrass Sr 5.5% 09-15-2024		153,938
	Pvtpl Team Health Holdings Inc	144A 6.375% Due 02-01-2025/02-01-2017 Beo		232,050
	Pvtpl Tegna Inc	Bnds 144A 5.5% 09-15-2024		524,375
	Pvtpl Telenet Finance Luxembourg	5.5% 03-01-2028 Beo		200,258
	Pvtpl Telesat Cda/Telesat Llc	144A 8.875% Due 11-15-2024		302,400
	Pvtpl Tempo Acquisition Llc	6.75% 06-01-2025		459,550

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Tenet Healthcare Corp	7.5% 01-01-2022		$ 78,750
	Pvtpl Tenet Healthcare Corp	4.625% Due 07-15-2024 Beo		456,300
	Pvtpl Terex Corp Bnds	144A 5.625% Due 02-01-2025		182,875
	Pvtpl Transocean Inc	7.5% Due 01-15-2026 Beo		220,171
	Pvtpl Ubs Ag London Brh	Sr Nt Fltg Rate Due 06-08-2020		200,872
	Pvtpl Ubs Ag London Brh	Sr Nt Fltg Rate Due 06-08-2020		301,309
	Pvtpl Ultra Res Inc	7.125% 04-15-2025		39,900
	Pvtpl Univision Communications Inc	Sr Secd Nt 144A 5.125% Due 05-15-2023 Beo		99,750
	Pvtpl Univision Communications Inc	Sr Secd Nt 6.75 Due 09-15-2022		142,309
	Pvtpl Upcb Fin Iv Ltd	Secd 144A 5.375% Due 01-15-2025/04-15-2015 Beo		578,968
	Pvtpl Usis Merger Sub Inc	6.875% Due 05-01-2025 Beo		237,350
	Pvtpl Valeant Pharmaceuticals	5.5% 11-01-2025		315,425
	Pvtpl Valeant Pharmaceuticals Intl	5.375% 03-15-2020		665,831
	Pvtpl Valeant Pharmaceuticals Intl	Gtd 08-15-2021/08-15-2016 Beo		266,988
	Pvtpl Venture Cdo Ltd	Ser 15-21A Fltg Rate Due 07-15-2027		400,953
	Pvtpl Venture Vii Cdo Ltd	Var Rt Due 01-20-2022 Beo		307,675
	Pvtpl Verizon Communications Inc	3.376% Due 02-15-2025		434,635
	Pvtpl Verizon Communications Inc	3.376% Due 02-15-2025		901,392
	Pvtpl Vfh Parent Llc/Orchestra Co-Issuerinc	07-20-2017 6.75% Due 06-15-2022		194,713
	Pvtpl Viasat Inc	Sr Nt 144A 5.625% 09-15-2025		80,600
	Pvtpl Viking Cruises Ltd	5.875% Due 09-15-2027 Beo		152,625
	Pvtpl Virgin Media Fin Plc	6.0% 10-15-2024		487,469
	Pvtpl Volkswagen Group Amer Fin Llc	Gtd Nt 2.125 Due 05-23-2019		497,957
	Pvtpl Voya Clo Ltd	Ser 14-3A Cl A1R Fltg Rt 07-25-2026 Due 07-25-2026 Beo		699,650
	Pvtpl Vpii Escrow Corp	144A 7.5% Due 07-15-2021/07-15-2017 Beo		117,013
	Pvtpl Wex Inc	4.75 Due 02-01-2023		403,394
	Pvtpl Whiting Pete Corp	6.625% 01-15-2026		56,100
	Pvtpl Williams Scotsman Intl Inc	Sr Secd Nt 7.875% 12-15-2022		236,900
	Pvtpl Wind River Clo Ltd	Sr 14-3A Cl-Ar Fltg Due 01-22-2027		602,206
	Pvtpl Wmg Acquisition Corp	Sr 6.75% Due 04-15-2022/04-15-2017 Beo		104,500
	Pvtpl Wrangler Buyer Corp	6% Due 10-01-2025 Beo		123,600
	Pvtpl Xpo Logistics Inc	6.5% 06-15-2022		307,906
	Pvtpl Xpo Logistics Inc	Sr Nt 144A 6.125% Due 09-01-2023/08-25-2016 Beo		211,500
	Pvtpl Z Cap Cr Partners Clo	Ser 15-1A Cl A1R Fltgt Rt 07-16-2027		100,000
	Pvtpl Zayo Group Llc/Zayo Cap Inc	Sr 5.75% 01-15-2027		306,000
	Pvtpl Zekelman Inds Inc	Sr Secd Nt 144A 9.875% Due 06-15-2023/06-15-2019 Beo		112,500
	Pvtpl Zf North Amer Cap Inc	Nt 144A 4% Due 04-29-2020 Beo		155,400
	Pvtpl1 Cablevision Sys	Sr Nt 8 Due 04-15-2020		868,945
	Pvtpl1 Psignode Indl Group Us Inc	6.375% 05-01-2022		512,050
	Pvtplnextera Energy Oper Partners Lp	Sr Nt 4.5% 09-15-2027		59,700
	Pvtplnova Chemicals Corp	Bnds 144A 4.875% 06-01-2024		174,563
	Pvtpltralee Clo Iii Ltd	Ser 2014-3A Cl A-R Fltg 10-20-2027		700,438
	Qep Res Inc	5.625% 03-01-2026		25,344
	Qep Res Inc	6.875% Due 03-01-2021		540,000
	Qep Resources Inc	5.25 Due 05-01-2023		263,084

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Quintiles	4.875% Due 05-15-2023		$ 257,500
	Radiate Holdco Llc	6.625% Due 02-15-2025		311,850
	Range Res Corp	5.0% 03-15-2023		89,550
	Range Res Corp	5.875% 07-01-2022		280,500
	Realkredit Danmark	1% Cvd Bds 01/01/18 Dkk0.01		774,201
	Realkredit Danmark	1% Cvd Bds 01/04/18 Dkk0.01		372,327
	Realkredit Danmark	1% Pfbrf 01/04/2018 Dkk0.01		777,030
	Realkredit Danmark	1% Snr 01/04/18 Dkk0.01'10F		2,606,796
	Realkredit Danmark	2% Cvd Bds 01/04/18 Dkk1000		827,705
	Realkredit Danmark	2.0% Due 01/01/18		435,523
	Regal Entmt Group	5.75% Due 02-01-2025		41,000
	Reynolds Group	6.875% Due 02-15-2021		98,557
	Reynolds Group	7% Due 07-15-2024		401,250
	Rite Aid Corp	6.75 Due 06-15-2021		149,250
	Rockwell Collins	2.8% Due 03-15-2022		200,282
	Rogers Communications Inc	Disc Coml Paper 4/2 Yrs 3&4 Cpn 01-11-2018		499,735
	Rose Rock	5.625% Due 07-15-2022		370,313
	Rowan Cos Inc	4.75 01-15-2024		26,400
	Royal Bank Of Scot	6.934% Sub Mtn 09/04/18 Eur		122,292
	Royal Bk Scotland	5.125% Due 05-28-2024		111,370
	Royal Bk Scotland Group Plc	6 Due 12-19-2023 Reg		440,569
	Sabra Health Care Ltd Partnership	5.5 Due 02-01-2021		280,844
	Sally Hldgs Llc	5.625% Due 12-01-2025		273,625
	Sanchez Energy	7.75 Due 06-15-2021		141,000
	Santander Dr Auto	1.49% Due 02-18-2020		165,066
	Santander Uk Plc	2.5% Due 03-14-2019		300,922
	Santander Uk Plc	Fltg Rt 3.05352% Due 03-14-2019		710,412
	Schlumberger Hldgs Corp	Disc Coml Paper 4/A2 Yrs 3&4 03-14-2018		298,866
	Scientific Games Intl Inc	6.25 Due 09-01-2020 Reg		151,688
	Scientific Games Intl Inc	7% Bds 01-01-2022Usd2000		121,181
	Sempra Energy	Nt Fltg Rate Due 03-15-2021 Reg		100,154
	Service Corp Intl	4.625% Due 12-15-2027		101,462
	Shea Homes Ltd	6.125% Due 04-01-2025		104,000
	Sinclair T.V.	5.375% Due 04-01-2021		152,625
	Sinclair T.V.	6.125% Due 10-01-2022		280,160
	Slc Student Ln Tr	2006-1 Asset Backed Ntcl A-5 Fltg Var 03-15-2027 Reg		242,437
	Slm Corp Medium	5.5% Due 01-25-2023		99,750
	Slm Corp Medium Term	Nts Book Entry Tranche # Tr 00107 7.25% Due 01-25-2022		642,750
	Slm Student Ln Tr	2005-4 Cl A-3 Var Rt Due 01-25-2027		124,789
	Slm Student Ln Tr	Pvtpl Ser 2004-8A Cl A5 Flt Rt Due 04-25-2024		166,187
	Sonic Automotive	6.125% Due 03-15-2027		124,063
	Southern Co Gas Corp	Disc Coml Paper 4/2Yrs 3&4 01-03-2018		249,947
	Southern Co Gas Corp	Disc Coml Paper 4/2Yrs 3&4 01-29-2018		199,672
	Southern Cosmetics	Commercial Paper Note Due 01-03-2018		249,947
	Southern Pwr Co	Due 12-20-2020/12-20-2019 Beo		200,420

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Southwestn Energy Fixed	7.5% Due 04-01-2026		$ 53,125
	Spectra Energy Partners Lp	Disc Coml Paper 4/2 Yrs 3&4 01-11-2018		249,842
	Spectra Energy Partners Lp	Sr Nt Fltg Due 06-05-2020 Reg		302,246
	Spi Australia Assets Pty	Mtn 3.3% 09/04/2023		403,875
	Springleaf Fin	5.625% Due 03-15-2023		115,253
	Springleaf Fin	8.25% Due 12-15-2020		110,000
	Springleaf Fin Corp	6 Due 06-01-2020 Reg		103,625
	Springleaf Fin Corp	6.125% 05-15-2022		129,688
	Springleaf Fin Corp	7.75 Due 10-01-2021		385,000
	Sprint Cap Corp	6.875% Due 11-15-2028		140,875
	Sprint Cap Corp	6.9% Due 05-01-2019		183,094
	Sprint Corp	7.125% Due 06-15-2024		620,675
	Sprint Corp	Fixed 7.625% Due 02-15-2025		628,500
	Sprint Corporation	7.25% Due 09-15-2021		105,875
	Sprint Nextel	Corp 6 Due 11-15-2022		271,000
	Sprint Nextel Corp	7% Due 08-15-2020		132,500
	Stadshypotek Ab	2.5% Cvd Bds 18/09/2019 Sek		127,768
	Starwood Ppty Tr	5% Due 12-15-2021		347,563
	Std Inds Inc	Del 5.5% Due 02-15-2023		104,250
	Std Pac Corp	New 5.875% Due 11-15-2024		389,043
	Steel Dynamics Inc	5.125% Due 10-01-2021		66,625
	Steel Dynamics Inc	5.25% Due 04-15-2023		44,290
	Sterigenics-Nordio	8.125% Due 11-01-2021		520,150
	Subn Propane	5.875% Due 03-01-2027		97,750
	Sumitomo Mitsui	2.934% Due 03-09-2021		302,840
	Sumitomo Mitsui Tr Bk Ltd	144A Frn 03-06-2019		300,491
	Summit Matls Llc /	6.125% Due 07-15-2023		572,000
	Summit Midstream	5.75% Due 04-15-2025		151,259
	Suncoke Energy	7.5% Due 06-15-2025		209,000
	Sunoco Lp / Sunoco	6.25% Due 04-15-2021		493,763
	Swedbank Mortgage	3.75% Snr Sec 19/06/19Sek		465,623
	Swedish Covered Bd	4% Bds 18/09/19 Sek1000000		524,325
	Sydney Airport Finance	144A 5.125 Due 02-22-2021		426,155
	Symantec Corp	4.2% Due 09-15-2020		41,200
	Teck Resources Ltd	4.75% Due 01-15-2022		1,003,092
	Telecom Italia Cap	6% Due 09-30-2034		230,113
	Telecom Italia Cap	6.375% Due 11-15-2033		145,313
	Teleflex Inc	4.625% 11-15-2027		115,983
	Telenet Fin Lux	5.5% Snr 01/03/28 Usd200000		400,000
	Tenet Healthcare	6.75% Due 02-01-2020		267,650
	Tenet Healthcare	6.875% Due 11-15-2031		110,700
	Tenet Healthcare Corp	5.5% 03-01-2019		20,300
	Tenet Healthcare Corp	8.125 Due 04-01-2022		208,588
	Terraform Pwr Oper 5%	Due 01-31-2028		158,400
	Tesoro Logistics	6.25% Due 10-15-2022		197,340

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Teva 1.4%	Due 07-20-2018		$ 198,669
	Textron Inc	Fltg 11-10-2020 Beo		699,803
	Thc Escrow Corp Iii	5.125% Due 05-01-2025		199,875
	Thomson Reuters Corp	Disc Coml Paper Yrs 3&4 02-20-2018		249,339
	Thomson Reuters Corp	Disc Coml Paper Yrs3&4 02-13-2018		249,500
	Time Warner Inc	01-17-2018		299,717
	Time Warner Inc	4.9% Due 06-15-2042		416,673
	T-Mobile USA Inc	5.125% Due 04-15-2025		51,938
	T-Mobile USA Inc	5.375% Due 04-15-2027		53,313
	T-Mobile USA Inc	6.125 Due 01-15-2022		263,033
	T-Mobile USA Inc	6.375% Due 03-01-2025		267,500
	T-Mobile USA Inc	6.5% Due 01-15-2026		272,813
	Toledo Edison Co	7.25% Due 05-01-2020		88,997
	Toll Bros Fin Corp	4.875% Due 11-15-2025		20,900
	Toronto Dominion	2.25% Due 09-25-2019		300,078
	Total Cap	4.45% Due 06-24-2020		315,784
	Townsquare Media	6.5% Due 04-01-2023		488,750
	Transcanada Amern Invts Ltd	Disc Coml Paper 4/2 Yrs 3&4 Cpn 01-16-2018		249,788
	Transcanada Pipelines Ltd	Disc Coml Paper 4/2 Yrs 3&4 01-08-2018		249,892
	Transdigm Inc	6.375% Due 06-15-2026		25,250
	Transdigm Inc	6.5% Due 05-15-2025		102,250
	Transocean Inc	6.8% Due 03-15-2038		144,450
	Tri Pointe Group	5.25% Due 06-01-2027		153,855
	Tri Pointe Group	5.875% Due 06-15-2024		160,125
	Trinidad Drilling	6.625% Due 02-15-2025		142,500
	Triumph Group Inc	5.25% Due 06-01-2022		78,400
	Triumph Group Inc	7.75% Due 08-15-2025		132,656
	Ubs Ag London Brh	Nt Fltg 144A Due 05-28-2019 Beo		600,024
	Ubs Ag London Brh	Nt Fltg 144A Due 12-01-2020/11-01-2020 Beo		200,289
	Ubs Ag London Brh	Sr Nt Fltg Rate 144A Due 12-07-2018 Beo		500,455
	Ubs Ag London Brh	Sr Nt Fltg Rate 144A Due 12-07-2018 Beo		300,273
	Ubs Ag Stamford	7.625% Due 08-17-2022		817,740
	Unibail-Rodamco Se Frn Emtn	04/19 Usd200000'90		301,745
	United Rentals North Amer Inc	4.875% Due01-15-2028		150,750
	United Rentals North Amer Inc	5.5% Due 07-15-2025		63,600
	Univar Usa Inc	6.75% Due 07-15-2023		470,250
	Utd Rentals N Amer	4.625% Due 10-15-2025		35,263
	Utd Rentals N Amer	5.875% Due 09-15-2026		123,050
	Verisign Inc	Fixed 4.75% Due 07-15-2027		112,475
	Verizon	4.672% Due 03-15-2055		748,219
	Viacom Inc	New Disc Coml Paper 4/2 Yrs 3&4 02-01-2018		299,403
	Vista Outdoor Inc	5.875% Due 10-01-2023		81,600
	Vodafone Group Plc	Disc Coml Paper 4/2 Ydue 01-05-2018		249,913
	Volkswagen Group	Fltg Rt 1.91594% Due 05-22-2018		200,036
	Walgreens Boots Alliance	Disc Coml Paper 4/2 Yrs 3&4 02-16-2018		249,472

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Walgreens Boots Alliance	Disc Coml Paper4/2 Yrs 3&4 Cpn 01-30-2018		$ 249,622
	Weatherford Intl	8.25% Due 06-15-2023		367,640
	Weatherford Intl	Fixed 9.875% Due 02-15-2024		127,500
	Weatherford Intl Bermuda	Sr 5.125% Due 09-15-2020 Reg		179,316
	Wellcare Group Inc	5.25% Due 04-01-2025		342,875
	Wells Fargo & Co	Fltg Rt 2.52532% Due 12-07-2020		508,916
	Wells Fargo & Co	Fltg Rt 2.82738% Due 03-04-2021		205,527
	Wells Fargo & Co	New Nt Fltg Due 10-31-2023/10-31-2022 Reg		718,612
	Wells Fargo Home	Fltg Rt 2.56135% Due 10-25-2034		69,220
	Wesco Distr Inc	5.375% Due 06-15-2024		441,825
	Westlake	1.78% Due 04-15-2020		150,499
	Weyerhaeuser Co	7.375% Due 10-01-2019		216,741
	Whiting Pete Corp	5.75% Due 03-15-2021		251,431
	Wildhorse Res Dev	Fixed 6.875% Due 02-01-2025		270,963
	Wpx Energy Inc	7.5% Due 08-01-2020		290,110
	Zayo Group Llc	6.375% Due 05-15-2025		343,688

	Derivative investments
	Anz Banking Corp Melbourne	FX Deal Transacted On 24 Nov, 2017 Cad Usd Ex.Rate 1.267347		4,779
	Bank Of America	OTC Derivative Cash Collateral Receivable		130,000
	Bank Of America N.A.	RPI Usd 1.57%/Us Cpi Bofaus6NgFX 11-23-2020 Swu0An162		36,286
	Bank Of America N.A.	Put Swptn Usd Bofaus6S 6M 2.945%/3Mliboreuropean 317U301P3 12-09-2019		53,027
	BNP Paribas	OTC Derivative Cash Collateral Receivable		280,000
	BNP Paribas	OTC Derivative Cash Collateral Receivable		290,000
	BNP Paribas Paris	FX Deal Transacted On 28 Dec, 2017 Eur Usd Ex.Rate 0.836544		32
	BNP Paribas Paris	FX Deal Transacted On 28 Mar, 2017 Mxn Usd Ex.Rate 19.838399		666
	BNP Paribas Paris	FX Deal Transacted On 26 Sep, 2017 Usd Ars Ex.Rate 0.052826		744
	BNP Paribas Paris	FX Deal Transacted On 05 Dec, 2017 Gbp Usd Ex.Rate 0.744376		1,020
	BNP Paribas Paris	FX Deal Transacted On 14 Dec, 2017 Brl Usd Ex.Rate 3.357600		1,982
	BNP Paribas Paris	FX Deal Transacted On 18 Dec, 2017 Cad Usd Ex.Rate 1.280528		5,876
	BNP Paribas Paris	FX Deal Transacted On 15 Dec, 2017 Rub Usd Ex.Rate 59.713000		18,107
	Citibank	OTC Derivative Cash Collateral Receivable		329,000
	Citibank	CDS / Sts Ice_Sbsius Sell Protection On Cdx Naigs29V1 5Y 12-20-2022 Swpc0G796		30,977
	Citibank	CDS / Sts Ice_Sbsius Sell Protection On Cdx Naigs25V1 5Y 12-20-2020 Swpc0B1G7		48,556
	Citibank N.A.	FX Deal Transacted On 13 Dec, 2017 Brl Usd Ex.Rate 3.330799		240
	Citibank N.A.	FX Deal Transacted On 28 Dec, 2017 Jpy Usd Ex.Rate 112.742759		273
	Citibank N.A.	FX Deal Transacted On 02 Nov, 2017 Inr Usd Ex.Rate 65.559000		4,852
	Citigroup Global Markets	RPI Usd 2.069%/Us Cpi Lch_Sbsius 07-15-2022 Swu0A5856		13
	Citigroup Global Markets	RPI Usd 1.58%/Us Cpi Lch_Sbsius 05-23-2018 Swu0H0892		233
	Citigroup Global Markets	CME_Irs CME_Sbsius Mxn P 28D Tiie/R 8.31% 28/11/2036 Swu00Kn57		352
	Citigroup Global Markets	RPI Usd 2.02125%/Us Cpi Lch_Sbsius 11-25-2020 Swu0C8452		420
	Citigroup Global Markets	RPI Usd 2.0265%/Us Cpi Lch_Sbsius 11-23-2020 Swu0C8403		443
	Citigroup Global Markets	CME_Irs CME_Sbsius Mxn P 28D Tiie/R 8.28% 28/11/2036 Swu00Kn24		720
	Citigroup Global Markets	Lch_Irs Lch_Sbsius Jpy P .3%/R 6M Libor 20/09/2027 Swu00Lcf5		1,882
	Citigroup Global Markets	RPI Gbp Uk RPI/3.4% Lch_Sbsius 15/06/2030 Swu0C8247		2,372

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	Citigroup Global Markets	RPI Usd Us Cpi/1.935% Lch_Sbsius 04-27-2019 Swu0H0066		$ 3,487
	Citigroup Global Markets	RPI Usd 1.6025%/Us Cpi Lch_Sbsius 09-12-2021 Swu0C8486		6,258
	Citigroup Global Markets	RPI Usd 1.55%/Us Cpi Lch_Sbsius 07-26-2021 Swu0C8494		7,084
	Citigroup Global Markets	CME_Irs CME_Sbsius Usd P 2.5%/R 3M Libor 09/15/2027 Swu00Mtj7		7,586
	Citigroup Global Markets	CME_Irs CME_Sbsius Usd P 2.5%/R 3M Libor 06/20/2048 Swu00Nbs4		8,664
	Citigroup Global Markets	RPI Gbp Uk RPI/3.53% Lch_Sbsius 15/10/2031 Swu0B3678		8,666
	Citigroup Global Markets	CME_Irs CME_Sbsius Usd P 2.4%/R 3M Libor 03/16/2026 Swu00Hb08		9,752
	Citigroup Global Markets	Lch_Irs Lch_Sbsius Usd P 2.0%/R 1D Fedl 12/15/2047 Swu00Mme5		11,323
	Citigroup Global Markets	RPI Usd Us Cpi/2.09% Lch_Sbsius 03-29-2019 Swu0B8008		13,306
	Citigroup Global Markets	CME_Irs CME_Sbsius Usd P 2.3%/R 3M Libor 04/27/2026 Swu00I172		13,555
	Citigroup Global Markets	CME_Irs CME_Sbsius Usd P 3M Libor/R 2.68% 10/25/2023 Swu00L7Y0		14,647
	Citigroup Global Markets	RPI Gbp Uk RPI/3.35% Lch_Sbsius 15/05/2030 Swu09Up13		15,149
	Citigroup Global Markets	CME_Irs CME_Sbsius Usd P 1.85%/R 3M Libor 07/27/2026 Swu00Jc37		16,176
	Citigroup Global Markets	RPI Usd 1.6775%/Us Cpi Lch_Sbsius 05-24-2021 Swu029980		23,569
	Citigroup Global Markets	Lch_Irs Lch_Sbsius Usd P 1.75%/R 3M Libor 12/21/2026 Swu00Inb9		38,210
	Citigroup Global Markets	CME_Irs CME_Sbsius Usd P 2.4%/R 3M Libor 12/07/2026 Swu00Jiq0		42,285
	Citigroup Global Markets	CME_Irs CME_Sbsius Usd P 2.0%/R 3M Libor 07/27/2026 Swu00Jc45		52,448
	Citigroup Global Markets	CME_Irs CME_Sbsius Usd P 3M Libor/R 2.75% 12/20/2047 Swu00L9U6		53,789
	Citigroup Global Markets	CME_Irs CME_Sbsius Usd P 1.25%/R 3M Libor 06/21/2019 Swu00Jr72		157,795
	Credit Suisse International	FX Deal Transacted On 17 Nov, 2017 Twd Usd Ex.Rate 29.785000		324
	Credit Suisse International	CDS / Sts Csfpgb2L Sell Protection On Cmbx.Na.Aaa.9 09-17-2058 Swpc0Cly4		547
	Credit Suisse International	FX Deal Transacted On 28 Dec, 2017 Cad Usd Ex.Rate 1.260424		1,567
	Credit Suisse International	FX Deal Transacted On 17 Nov, 2017 Twd Usd Ex.Rate 29.790000		1,866
	CSFB	CDS Ice_Csfbus Sell Protection On Metlife Inc 12-20-2018 Swpc0Eb39		4,517
	CSFBUS	CME_Zcs CME_Csfbus Brl P 1D Bzdio/R 8.18% 02/01/2020 Swu00Mx45		12,576
	Deutsche	OTC Derivative Cash Collateral Receivable		340,000
	Deutsche Bank Ag	FX Deal Transacted On 28 Nov, 2017 Usd Jpy Ex.Rate 0.009017		7,990
	Deutsche Bank Ag	FX Deal Transacted On 16 Aug, 2017 Usd Brl Ex.Rate 0.301768		10,478
	Deutsche Bank London	Ir Cap Usd 0.0%/Usisd Deutgb2L 03-29-2018 317573772		81
	Deutsche Bank London	Call Swaption Usd Deutgb2L 3Mlibor/6M 2.15% European 317U799L1 06-15-2018		363
	Deutsche Bank London	CDS / Sts Deutgb2L Sell Protection On Cmbx.Na.Aaa.8 10-17-2057 Swpc0Ble0		434
	Deutsche Bank London	CDS / Sts Deutgb2L Sell Protection On Cmbx.Na.Aaa.8 10-17-2057 Swpc0Ble0		434
	Deutsche Bank London	CDS / Sts Deutgb2L Sell Protection On Cmbx.Na.Aaa.8 10-17-2057 Swpc0Ble0		434
	Deutsche Bank London	CDS / Sts Deutgb2L Sell Protection On Cmbx.Na.Aaa.8 10-17-2057 Swpc0Ble0		434
	Deutsche Bank London	CDS / Sts Deutgb2L Sell Protection On Cmbx.Na.Aaa.8 10-17-2057 Swpc0Ble0		434
	Deutsche Bank London	Call Swaption Usd Deutgb2L 3Mlibor/6M 2.15% European 317U799L1 06-15-2018		1,452
	Deutsche Bank London	Put Swptn Usd Deutgb2L 6M 2.15%/3Mlibor European 317U798L2 06-15-2018		4,783
	Deutsche Bank London	Put Swptn Usd Deutgb2L 6M 2.15%/3Mlibor European 317U798L2 06-15-2018		19,134
	Goldman Sachs And Co	OTC Derivative Cash Collateral Receivable		214,000
	Goldman Sachs And Co	CDS / Sts Ice_Goldus Sell Protection On Cdx Naigs27V1 5Y 12-20-2021 Swpc0Dtu2		6,851
	Goldman Sachs And Co	CDS / Sts Ice_Goldus Sell Protection On Cdx Naigs29V1 5Y 12-20-2022 Swpc0G796		7,149
	Goldman Sachs And Co	CME_Irs CME_Goldus Usd P 1.75%/R 3M Libor 12/21/2026 Swu00Ina1		15,690
	Goldman Sachs And Co	CME_Irs CME_Goldus Usd P 2.5%/R 3M Libor 06/15/2046 Swu00Flj0		29,569
	Goldman Sachs And Co	CME_Irs CME_Goldus Usd P 1.5%/R 3M Libor 12/21/2021 Swu00In60		131,606
	Goldman Sachs And Co	CDS / Sts Ice_Goldus Sell Protection On Cdx Naigs28V1 5Y 06-20-2022 Swpc0Fa52		205,008

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	Goldman Sachs And Co	CME_Irs CME_Goldus Usd P 2.25%/R 3M Libor 12/21/2046 Swu00Ini4		$ 278,623
	Goldman Sachs Bank USA	Put Swptn Usd Gscmus33 6M 2.93%/3Mlibor European 317U292P4 12-09-2019		23,322
	Goldman Sachs Bank USA.	FX Deal Transacted On 29 Sep, 2017 Dkk Usd Ex.Rate 6.264919		415
	Goldman Sachs Bank USA.	FX Deal Transacted On 30 Nov, 2017 Gbp Usd Ex.Rate 0.743048		790
	Goldman Sachs Bank USA.	FX Deal Transacted On 14 Dec, 2017 Usd Mxn Ex.Rate 0.052038		1,159
	Goldman Sachs Bank USA.	FX Deal Transacted On 26 Jun, 2017 Dkk Usd Ex.Rate 6.519086		1,608
	Goldman Sachs Bank USA.	FX Deal Transacted On 07 Dec, 2017 Usd Mxn Ex.Rate 0.052482		2,772
	Goldman Sachs Bank USA.	FX Deal Transacted On 06 Dec, 2017 Usd Jpy Ex.Rate 0.008950		4,015
	Goldman Sachs Bank USA.	FX Deal Transacted On 13 Nov, 2017 Sgd Usd Ex.Rate 1.360396		4,866
	Goldman Sachs Bank USA.	FX Deal Transacted On 06 Apr, 2017 Usd Brl Ex.Rate 0.297707		5,046
	Goldman Sachs Bank USA.	FX Deal Transacted On 01 Dec, 2017 Usd Jpy Ex.Rate 0.008935		5,570
	Goldman Sachs Bank USA.	FX Deal Transacted On 29 Dec, 2017 Usd Brl Ex.Rate 0.302297		6,372
	Goldman Sachs Bank USA.	FX Deal Transacted On 17 Nov, 2017 Cad Usd Ex.Rate 1.272790		6,466
	Goldman Sachs Bank USA.	FX Deal Transacted On 12 Dec, 2017 Brl Usd Ex.Rate 3.331999		9,667
	Goldman Sachs Bank USA.	FX Deal Transacted On 04 Dec, 2017 Zar Usd Ex.Rate 13.844704		13,077
	Goldman Sachs Int London	CDS / Sts Gsilgb2X Sell Protection On Cmbx.Na.Aaa.9 09-17-2058 Swpc0C1D2		182
	Goldman Sachs Int London	CDS / Sts Gsilgb2X Sell Protection On Cmbx.Na.Aaa.9 09-17-2058 Swpc0C1D2		182
	Goldman Sachs Int London	CDS / Sts Gsilgb2X Sell Protection On Cmbx.Na.Aaa.9 09-17-2058 Swpc0C1D2		182
	Goldman Sachs Int London	CDS / Sts Gsilgb2X Sell Protection On Cmbx.Na.Aaa.9 09-17-2058 Swpc0C1D2		365
	Goldman Sachs Int London	CDS / Sts Gsilgb2X Sell Protection On Cmbx.Na.Aaa.9 09-17-2058 Swpc0C1D2		365
	Goldman Sachs Int London	CDS / Sts Gsilgb2X Sell Protection On Cmbx.Na.Aaa.8 10-17-2057 Swpc0Atk0		434
	Goldman Sachs Int London	CDS / Sts Gsilgb2X Sell Protection On Cmbx.Na.Aaa.8 10-17-2057 Swpc0Atk0		434
	Goldman Sachs Int London	CDS / Sts Gsilgb2X Sell Protection On Cmbx.Na.Aaa.8 10-17-2057 Swpc0Atk0		434
	Goldman Sachs Int London	CDS / Sts Gsilgb2X Sell Protection On Cmbx.Na.Aaa.8 10-17-2057 Swpc0Atk0		434
	Goldman Sachs Int London	CDS / Sts Gsilgb2X Sell Protection On Cmbx.Na.Aaa.7 01-17-2047 Swpc03Q03		535
	Goldman Sachs Int London	CDS / Sts Gsilgb2X Sell Protection On Cmbx.Na.Aaa.6 05-11-2063 Swpc722Y0		640
	Goldman Sachs Int London	CDS / Sts Gsilgb2X Sell Protection On Cmbx.Na.Aaa.6 05-11-2063 Swpc722Y0		640
	Goldman Sachs Int London	CDS / Sts Gsilgb2X Sell Protection On Cmbx.Na.Aaa.8 10-17-2057 Swpc0Atk0		2,171
	Goldman Sachs Int London	CDS / Sts Gsilgb2X Sell Protection On Cmbx.Na.Aaa.7 01-17-2047 Swpc03Q03		3,209
	HSBC Bank USA, N.A.	FX Deal Transacted On 12 Jun, 2017 Brl Usd Ex.Rate 3.502999		3,041
	HSBC Bank USA, N.A.	FX Deal Transacted On 04 Dec, 2017 Usd Mxn Ex.Rate 0.053194		19,560
	JPmorgan Chase Bank, N.A.	OTC Derivative Cash Collateral Receivable		240,000
	JPmorgan Chase Bank, N.A.	OTC Derivative Cash Collateral Receivable		70,000
	JPmorgan Chase Bank, N.A.	FX Deal Transacted On 28 Dec, 2017 Sgd Usd Ex.Rate 1.337643		5
	JPmorgan Chase Bank, N.A.	FX Deal Transacted On 27 Dec, 2017 Sgd Usd Ex.Rate 1.340763		33
	JPmorgan Chase Bank, N.A.	FX Deal Transacted On 13 Dec, 2017 Usd Brl Ex.Rate 0.301568		277
	JPmorgan Chase Bank, N.A.	FX Deal Transacted On 29 Dec, 2017 Ars Usd Ex.Rate 20.299999		280
	JPmorgan Chase Bank, N.A.	FX Deal Transacted On 26 Sep, 2017 Usd Ars Ex.Rate 0.052742		460
	JPmorgan Chase Bank, N.A.	FX Deal Transacted On 07 Dec, 2017 Gbp Usd Ex.Rate 0.745776		996
	JPmorgan Chase Bank, N.A.	FX Deal Transacted On 28 Dec, 2017 Gbp Usd Ex.Rate 0.743533		1,066
	JPmorgan Chase Bank, N.A.	FX Deal Transacted On 05 Dec, 2017 Cad Usd Ex.Rate 1.262634		1,984
	JPmorgan Chase Bank, N.A.	FX Deal Transacted On 28 Sep, 2017 Usd Jpy Ex.Rate 0.008912		2,250
	JPmorgan Chase Bank, N.A.	FX Deal Transacted On 12 Oct, 2017 Usd Jpy Ex.Rate 0.008943		2,310
	JPmorgan Chase Bank, N.A.	FX Deal Transacted On 06 Apr, 2017 Usd Brl Ex.Rate 0.297397		2,510
	JPmorgan Chase Bank, N.A.	FX Deal Transacted On 26 Jun, 2017 Dkk Usd Ex.Rate 6.484407		3,110

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	JPmorgan Chase Bank, N.A.	FX Deal Transacted On 29 Dec, 2017 Usd Brl Ex.Rate 0.302297		$ 3,269
	JPmorgan Chase Bank, N.A.	FX Deal Transacted On 30 Nov, 2017 Gbp Usd Ex.Rate 0.742224		4,439
	JPmorgan Chase Bank, N.A.	FX Deal Transacted On 11 Sep, 2017 Usd Brl Ex.Rate 0.315183		8,332
	JPmorgan Chase Bank, N.A.	FX Deal Transacted On 12 Dec, 2017 Brl Usd Ex.Rate 3.334100		9,759
	JPmorgan Chase Bank, N.A.	FX Deal Transacted On 29 Nov, 2017 Cad Usd Ex.Rate 1.279952		15,596
	JPmorgan Chase Bank, N.A.	FX Deal Transacted On 24 Nov, 2017 Cad Usd Ex.Rate 1.272057		16,224
	Nomura Global Financial Products Inc	FX Deal Transacted On 13 Dec, 2017 Usd Brl Ex.Rate 0.301750		584
	Nomura Global Financial Products Inc	Call Swaption Usd Ngfpus33 3Mlibor/6M 2.15% European 317U796L4 06-15-2018		726
	Nomura Global Financial Products Inc	Put Swptn Usd Ngfpus33 6M 2.15%/3Mlibor European 317U797L3 06-15-2018		9,567
*	PIMCO	Fut Call Mar 18 Euro Dollars 9875		63
*	PIMCO	Fut Put Mar 18 Euro Dollars 9825		1,313
*	PIMCO	Fut Put Mar 18 Euro Dollars 9825		4,463
	Royal Bank Of Canada	FX Deal Transacted On 06 Dec, 2017 Gbp Usd Ex.Rate 0.746197		1,722
	Royal Bank Of Canada	FX Deal Transacted On 22 Dec, 2017 Cad Usd Ex.Rate 1.270141		2,259
	Royal Bank Of Canada	FX Deal Transacted On 21 Nov, 2017 Cad Usd Ex.Rate 1.278433		3,280
	Royal Bank Of Canada	FX Deal Transacted On 15 Dec, 2017 Cad Usd Ex.Rate 1.275607		4,400
	Royal Bank Of Canada	FX Deal Transacted On 14 Dec, 2017 Cad Usd Ex.Rate 1.281231		5,433
	Royal Bank Of Canada	Put Swptn Usd Royccat3Imm 6M 2.765%/3M Libor European 317U017M5 07-16-2018		6,187
	Royal Bank Of Scotland Plc	FX Deal Transacted On 29 Dec, 2017 Ars Usd Ex.Rate 20.399998		243
	SCBLGB2L	FX Deal Transacted On 04 Dec, 2017 Rub Usd Ex.Rate 59.870000		5,568
	SCBLGB2L	FX Deal Transacted On 29 Dec, 2017 Usd Brl Ex.Rate 0.302297		6,315
	SCBLGB2L	FX Deal Transacted On 21 Nov, 2017 Usd Brl Ex.Rate 0.298757		23,642
	Standard Chartered	OTC Derivative Cash Collateral Receivable		10,000
	Standard Chartered Bank	FX Deal Transacted On 06 Dec, 2017 Eur Usd Ex.Rate 0.842727		3,406
	State Street Bank And Trust Co.	FX Deal Transacted On 29 Dec, 2017 Gbp Usd Ex.Rate 0.739480		36
	State Street Bank And Trust Co.	FX Deal Transacted On 13 Oct, 2017 Rub Usd Ex.Rate 58.520999		1,696
	State Street Bank And Trust Co.	FX Deal Transacted On 11 Dec, 2017 Usd Mxn Ex.Rate 0.052343		2,314
	State Street Bank And Trust Co.	FX Deal Transacted On 08 Dec, 2017 Cad Usd Ex.Rate 1.283728		5,888
	Westpac Banking Corporation	FX Deal Transacted On 28 Dec, 2017 Eur Usd Ex.Rate 0.836442		131

	Repurchase agreements
*	PIMCO	Agreements to repurchase securities w/Deutsche 1.7% From 12/29/17 to 01/02/18		12,300,000

	Collective trust funds
*	Blackrock	Blackrock Equity Index Non-Lendable Fund; 27,585,589 Shares		1,187,548,580
*	Blackrock	Blackrock Midcap Equity Index (S&P Midcap 400) Nl Cl F; 7,020,768 Shares		218,083,294
*	Blackrock	Blackrock MSCI ACWI Ex Us Imi Index Nl Und Cl F; 15,928,693 Shares		253,936,812
*	Blackrock	Blackrock Russell 2000 Index Nl; 6,541,578 Shares		194,012,734
*	Blackrock	Blackrock US Debt Index Non Lendable Fund; 9,298,186 Shares		132,371,769
	State Street	SSGA Target Retirement Non-Lendable Fund; 9,563,703 Shares		165,805,927
	State Street	SSGA Target Retirement 2020 Non-Lendable Fund; 5,839,642 Shares		137,453,495
	State Street	SSGA Target Retirement 2025 Non-Lendable Fund; 9,071,069 Shares		197,840,012
	State Street	SSGA Target Retirement 2030 Non-Lendable Fund; 8,472,729 Shares		223,925,751
	State Street	SSGA Target Retirement 2035 Non-Lendable Fund; 13,306,877 Shares		306,151,309
	State Street	SSGA Target Retirement 2040 Non-Lendable Fund; 6,489,509 Shares		178,247,339

(continued)

MORGAN STANLEY 401(K) PLAN

Plan Number 003,       Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2017

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Collective trust funds (continued)
	State Street	SSGA Target Retirement 2045 Non-Lendable Fund; 7,069,837 Shares		$ 166,586,563
	State Street	SSGA Target Retirement 2050 Non-Lendable Fund; 5,919,894 Shares		137,927,618
	State Street	SSGA Target Retirement 2055 Non-Lendable Fund; 4,970,490 Shares		91,128,970
	State Street	SSGA Target Retirement 2060 Non-Lendable Fund; 2,501,391 Shares		31,137,309
	Wellington	Wellington Opportunistic Emerging Markets Debt (Series 1); 4,792,409 Shares		54,489,691
*	Northern Trsut	Short Term Investment Fund		276,785,564
*	PIMCO	Short Term Investment Fund		23,071,257

	Participant-directed investments at fair value			10,769,993,628

*	Various Participants	Participant Loans (secured by account, rates ranging from		101,010,373
		4.25% to 9.25% with maturity dates ranging from 2018 to 2033)
	* Party-in-interest
	** Cost information is not required for Participant-directed investments and therefore is not included.
	See Report of Independent Registered Public Accounting Firm

(concluded)